An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

YILOLIFE INC.

(Exact name of registrant as specified in its charter)

201 S. 36th Street

Phoenix, Arizona 85034

(305) 608-2362

(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

July [__,] 2016

(Date of offering circular)

Up to 5,000,000 Shares of Class A Common Stock

Minimum Investment: 610 Shares of Class A Common Stock ($2,000.80)

YiLoLife Inc., a Delaware corporation (the "Company", "YiLoLife", "we" or "our") is offering 5,000,000 shares of our Class A Common Stock, par value $0.001 per share (the "Common Stock" or "Shares") to be sold in this Offering. The Shares are being offered at a purchase price of $3.28 per Share, up to an aggregate purchase price of $16,400,000, before deduction of offering expenses. See "Securities Being Offered" beginning on page [  ] of this offering circular for more information regarding the securities.

This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowdfunding websites, although we expect to enter into a posting agreement StartEngine.com. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular. Our executive officers, directors and employees will not receive any commission or any other remuneration for any sales of Shares. In offering Shares on our behalf, our executive officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. If all Shares are purchased, the aggregate gross proceeds to us will be $16,400,000. However, since the Offering is being conducted on a "best efforts" basis, there is no minimum number of Shares that must be sold. Accordingly, all funds raised in this Offering will become immediately available to us and the selling stockholders, and may be used as they are accepted. Investors will not be entitled to a refund and could lose their entire investment. We have the option in our sole discretion to accept less than the minimum investment from a limited number of subscribers.

1

	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to issuer(2)	Proceeds to Other persons(3)
Per share:	$3.28	(1)	$3.28	$0.00
Total Maximum:	$16,400,000	(1)	$16,400,000	$0.00
Total Minimum:	$0.00	(1)	$0.00	$0.00

________________

(1)

This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowdfunding websites, although we expect to enter into a posting agreement StartEngine.com. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular.

(2)

Before deducting expenses of the Offering, which are estimated to be approximately $700,000. We will receive the proceeds from the sale of 5,000,000 shares of Class A Common Stock if all Shares are sold.

(3)	No current shareholders will be selling shares in the Offering.

We will continue the Offering until Shares with an aggregate sales price of $16,400,000 have been sold or until September 30, 2016, whichever is earlier. See "Plan of Distribution" beginning on page [  ] of this offering circular for more information regarding these arrangements.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our business and an investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page [  ] of this offering circular for a discussion of information that you should consider before investing in our securities.

This offering circular is in the disclosure format required by Form 1-A (17 CFR 239.90) for securities offerings made pursuant to Regulation A (17 CFR 230.251 et seq.)

Approximate date of commencement of proposed sale to the public: [________________ __, 2016]

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

2

3

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our Common Stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This offering circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this offering circular.

Because medical marijuana is illegal under federal law, we could be subject to criminal and civil sanctions for engaging in activities that violate those laws.

The "YiLo" and "YiLoLife" branded products sold by our sole client, NRC, and any prospective clients, are focused solely on those states where they are permitted by state law and regulation. Under the United States Federal Controlled Drugs and Substances Act (the "CSA"), the policies and regulations of the Federal Government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and the business of the Company, NRD, or its prospective clients may be deemed to be producing, cultivating or dispensing marijuana in violation of federal law.

U.S. Federal Laws

The concepts of "medical marijuana" and "recreational marijuana" do not exist under federal law. The CSA classifies "marijuana" as a Schedule I drug. Under federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in United States, and a lack of safety for the use of the drug under medical supervision. As such, marijuana-related practices or activities including, without limitation, the manufacture, importation, possession, use or distribution of marijuana are illegal under federal law. Strict compliance with state laws with respect to marijuana will neither absolve the Company of liability under federal law, nor provide a defense to any federal proceeding which may be brought against the Company. While the U.S. Department of Justice has instructed U.S. Attorneys that they are not to expend resources with respect to entities selling marijuana pursuant to strict state licensing regimes, this directive can change, and U.S. Attorneys have discretion to interpret this directive as they see fit. Moreover, U.S. Attorneys have significant discretion with respect to the activities they seek to prosecute, regardless of any directive from the Department of Justice.

On December 16, 2014, President Obama signed the so-called "Cromnibus Bill" a hybrid continuing resolution and omnibus spending bill, approving spending for certain federal agencies through September 30, 2015. Section 583 of the Cromnibus Bill prohibits the United States government from using federal funds to prevent states with medical marijuana laws from implementing state laws that authorize the use, distribution, possession, or cultivation of medical marijuana. Nevertheless, there is no certainty that future federal funding bills will include similar provisions.

Our business relies on governmental licenses. Our operations could be jeopardized if we, our sole client, NRC, or our prospective clients fail to obtain and maintain them.

The activities of the Company, its sole client, NRC, and its prospective clients, are subject to regulation by governmental authorities. Achievement of the Company's business objectives are contingent, in part, upon its and its clients' compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of "YiLo" and "YiLoLife" branded products. While we believe we have obtained all regulatory approvals we need to operate our business currently, we cannot predict the time or expense required to secure further regulatory approvals for "YiLo" and "YiLoLife" branded products in new markets, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals could significantly delay the further development of our markets and our "YiLo" and "YiLoLife" branded products and could have a material adverse effect on the business, results of operations, and financial condition of the Company.

4

Our Company and its affiliates have difficulty establishing and maintaining bank accounts, which make it difficult and/or expensive to conduct general business operations.

The federal prohibitions on the sale of marijuana currently result in dispensaries being restricted from accessing the U.S. banking system and they are unable to deposit funds in federally insured and licensed banking institutions. The Company has encountered banking restrictions due to banking institutions not accepting payments from dispensaries. In addition, our client, NRC, does not have deposit services and any bank accounts it may have in the future are at risk that they could be closed by the banks. Generally, dispensaries at times do not have deposit services and are at risk that any bank accounts they have could be closed by the banks. Such risks increase costs to the Company and dispensaries. Additionally, similar risks are associated with large amounts of cash at these businesses. These businesses require heavy security with respect to holding and transporting cash, whether or not they have bank accounts.

In February 2014, FinCEN (the Financial Crimes Enforcement Network, a bureau of the United States Department of the Treasury that collects and analyzes information about financial transactions in order to combat domestic and international money laundering, terrorist financing and other financial crimes) issued guidelines allowing banks to legally provide financial services to operators that hold a valid license ("FinCEN Memo"). The rules state that banks can do business with licensed operators (dispensaries) and "may not" be prosecuted. The guidelines provide that "it is possible [for the banks] to provide financial services" to licensed operators while remaining in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials anticipated and the outcome of the banks relying on this guidance in transacting with licensed operators is currently unclear.

The guidance provided in the FinCEN Memo may change depending on the incumbent U.S. government administration and is subject to revision or retraction in the future, which may restrict Company or dispensary access to banking services.

Laws and regulations affecting the regulated marijuana industry are constantly changing, which could detrimentally affect our operations, and we cannot predict the impact that future regulations may have on us.

If we were forced to cease our operations due to changes in the federal government's approach to the enforcement of laws relating to marijuana, we would need to find non-marijuana tenants for, or purchasers of, our real estate assets. Such tenants would likely pay lower rents than marijuana tenants would have paid which would affect the value of our real estate to a purchaser. Moreover, if the marijuana industry as a whole were forced to cease its legal existence, it would result in higher vacancy rates further reducing lease rates and property values. It is likely that we would realize an economic loss on our capital acquisitions and improvements made to our capital assets specific to the marijuana industry, and we would likely lose all or substantially all of our investments in the markets affected by such regulatory changes.

The Company may become subject to additional government regulation and legal uncertainties that could restrict the demand for its services or increase its cost of doing business, thereby adversely affecting its financial results.

Our operations are subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana but also including laws and regulations relating to health and safety, the conduct of operations, and the protection of the environment. We are currently in compliance with all such laws. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to our operations.

While the impact of changes are uncertain and are highly dependent on which specific laws, regulations or guidelines are changed and on the outcome of interpretative court actions, we do not expect that any such changes would have an effect on the Company's operations that is materially different than the effect on similar-sized companies in the same business as the Company.

Local, state and federal laws and regulations governing marijuana for medicinal and recreational purposes are broad in scope and subject to evolving interpretations which could require the Company to incur substantial costs associated with bringing the Company's operations into compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our operations and have a material adverse effect on our financial performance. It's neither in the Company's power to predict the nature of any future change to such existing laws, regulations, policies, interpretations or applications, nor is it possible for the Company to determine what effect such changes, when and if promulgated, could have on our business.

5

While the Company does not intend to grow, harvest, distribute or sell cannabis, by leasing facilities to, and/or providing staffing and management services to, licensed operators, the Company could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and may expose the Company to potential criminal liability, with the additional risk that the Company's assets and properties could be subject to civil forfeiture proceedings.

Federal law could render contracts involving marijuana unenforceable.

The sale and distribution of marijuana in certain states is legal subject to compliance with applicable state regulatory regimes. Federal law currently classifies marijuana as a controlled substance and its manufacture, sale, distribution, and use is illegal under federal law. The Department of Justice has indicated that it does not intend to interfere with the sale or distribution of marijuana in states where such sale and distribution is legal provided the state regulations are complied with. Certain states have recently legalized medical marijuana. Four states and the District of Columbia have further legalized the recreational use of marijuana. The Company's objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the marijuana industry in those states where the regulatory environment permits its operations.

The Company indirectly derives a substantial portion of its revenues from leasing real estate and employees, from licensing intellectual property, from selling packaging, recipes, and certain ingredients, and from providing other inputs to NRC in Arizona. Its operations will continue to be focused solely on states where marijuana-infused products are permitted by law and regulation.

While the marijuana industry is legal in certain states, it is regulated differently in other states. Consequently, certain activities conducted by the Company may be permissible under one regulatory regime while not under another. Because marijuana is illegal under U.S. federal law, U.S. courts may take the position that parties to contracts involving marijuana, whether directly or indirectly, may not enforce such contracts because they concern an illegal product or activity.

An investment in the Company's securities should be considered highly speculative.

The Company currently operates only in the State of Arizona but expects to commence operations in other states that also regulate the marijuana industry (notwithstanding that it is currently illegal under Federal law). There are significant risks associated with an investment in the Company. There is no guarantee that an investment in the Company will earn any positive return in the short or long term. An investment in the Company is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.

Risks Relating to the Development of Our Business

Our business depends substantially on the continuing efforts of our Chief Executive Officer, and our business may be severely disrupted if we lose his services.

The success of the Company is currently dependent on the performance of Carsten Loelke ("Loelke"), the CEO, President, director, and, with his affiliates and his wife, Elizabeth Loelke, a controlling stockholder of the Company. The loss of his services could have a material adverse effect on the Company's business and prospects. If he fails to continue in his present position, we may not be able to replace him readily, or at all. There is no assurance that the Company can maintain the services of its officers or other qualified personnel required to operate its business. In that event, we may incur additional expense to recruit and retain new officers. Failure to do so could have a material adverse effect on the Company and its prospects. Some of our personnel and executives, including our CFO and Medical Director, are independent contractors, not employees of the Company, and have no long-term agreements with the Company.

6

Natural Relief Clinic, Inc., an Arizona non-profit corporation ("NRC"), is our only client and if we are unable to continue to retain our one (1) client or if it decreases its spending, our revenue could be harmed.

Currently, we have only one (1) client, NRC, that accounts for all of our revenue.  If we cannot obtain additional revenue from our existing client or add additional clients, our business would be harmed.

If we are unable to manage growth, our operations could be adversely affected.

We anticipate that our current business plan will lead to rapid growth, and that such growth will place demands on our management team. While we have confidence in the ability of our management team based on their prior experience, we can give no assurances that our resources will be sufficient to meet the demands of managing such growth, or that such growth will occur. The Company administration is not yet fully staffed. Currently, Carsten Loelke, with his affiliates and, his wife, Elizabeth Loelke, is a controlling stockholder of the Company. Between the Company's affiliates, Food 2828, LLC (for calendar year 2013 through calendar year 2015), and JJ Empire, LLC (for calendar year 2013 through calendar year 2015), not including NRC, the Company owes Carsten Loelke $875,000 in accrued compensation. Between the Company's affiliates, Food 2828, LLC (for calendar year 2013 through calendar year 2015), and JJ Empire, LLC (for calendar year 2013 through calendar year 2015), not including NRC, the Company owes Elizabeth Loelke $875,000 in accrued compensation. Neither Carsten Loelke nor Elizabeth Loelke have received any compensation from JJ Empire, LLC or Food 2828, LLC for calendar year 2016 and their 2016 compensation is set at $200,000 each from JJ Empire, LLC and $130,000 each from Food 2828, LLC. The Company owns no key man insurance on the life of Casten Loelke, Elizabeth Loelke or any other party. The organizational structure of the Company's affiliates is not yet determined or finalized. Some of such anticipated companies have not been fully organized. In addition, such companies have not yet been funded or staffed and the agreements between these entities have not been prepared or signed. See "Description of the Business."

We may not be able to secure the additional capital financing necessary to effect our growth strategy.

The Company needs to raise significant additional funds to support its growth, develop new or enhanced services and products, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. If its financial resources are insufficient, it will require additional financing in order to meet its plans for expansion. The Company cannot be certain that this additional financing will be available on acceptable terms, or at all. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit the Company's operating flexibility with respect to business matters. If adequate funds are not available on acceptable terms or at all, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which could have a material adverse effect on its business, prospects, financial condition, and results of operations.

We have broad discretion in the use of the net proceeds of this offering.

We will have broad discretion in the allocation of the net proceeds from this offering to the various aspects of our business including acquiring real estate properties for our operations, effecting improvements in the properties we acquire or lease to enhance the efficiency of our operations, developing new products, and building relationships with our customers, among other things. We could spend the proceeds in ways that may not improve our results of operations or enhance the value of our securities. Our business could be materially and adversely affected if we do not apply the proceeds of an offering in a beneficial manner.

Taxes.

Federal prohibitions on the sale of marijuana may result in the Company not being able to deduct certain costs from its revenue for federal taxation purposes if the Internal Revenue Service determines that revenue sources of the Company are generated from activities which are not permitted under federal law.

7

FDA regulation of marijuana and marijuana-infused edibles as food and the possible registration of facilities where medical marijuana is grown or infused edibles are prepared could negatively affect the cannabis industry and adversely affect our financial condition.

Should the Federal government legalize marijuana for medical or recreational use nation-wide, it is possible that the U.S. Food and Drug Administration ("FDA") would seek to regulate our customers' products under the Food, Drug and Cosmetics Act of 1938. The FDA may issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of medical marijuana and marijuana-infused products. Clinical trials may be needed to verify efficacy and safety of the medical marijuana. It is also possible that the FDA would require that facilities where medical marijuana is cultivated be registered with the applicable governmental agencies and comply with certain federal regulations. In the event any of these regulations are imposed, the Company cannot foresee the impact on its operations and economics. If the Company or its customers are unable to comply with the regulations and or registration requirements prescribed by the FDA or another federal agency, the Company or its customers may be unable to continue to operate in their current forms or at all.

Product Recall

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any products are recalled due to an alleged product defect or for any other reason, the Company, as a supplier to the dispensaries, could be required to incur the unexpected expense relating to the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of revenue due to a loss of sales by NRC or other dispensaries and may not be able to replace that revenue at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company is establishing procedures for dispensaries to test finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the significant brands were subject to recall, the image of that brand and the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for the Company's servicer and could have a material adverse effect on the operations and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company's operations as a vendor and the dispensary operations of its clients by the regulatory agencies, requiring further management attention and potential legal fees and other expenses.

The Company's operations can also be substantially affected by adverse publicity resulting from quality, illness, injury, health concerns, public opinion, or operating issues. The Company will attempt to manage these factors, but the occurrence of any one or more of these factors could materially and adversely affect the Company's business, financial condition and results of operations.

We plan to acquire real estate properties for our own use. As a result, we are subject to the risks generally affecting the real estate industry in the markets where we operate.

If we are unable to identify and successfully acquire real estate properties which are suitable for our business, our financial condition may be adversely affected. The Company is subject to risks generally associated with ownership of real estate including: (a) changes in general economic or local conditions; (b) changes in supply of, or demand for, similar or competing properties in a given area; (c) increases in operating costs, such as taxes and insurance; (d) periods of high interest rates and tight money supply; (e) liability for uninsured losses resulting from natural disasters or other perils; (f) liability for environmental hazards; and (g) changes in tax, real estate, environmental, zoning or other laws or regulations including those related to the Company's industry.

The use of Company capital to acquire needed real estate properties reduces the funds available to it for business growth and other uses.

Because landlords are reluctant to lease space for use by dispensaries and because mortgage lenders are likewise reluctant to provide loans to acquire properties for occupancy by dispensaries, the Company may purchase the real estate it plans to provide to dispensaries using its own capital. Such use of the Company's capital without the leverage benefit of a third party mortgage loan, reduces the capital available to the Company for other corporate investments. As a result, the Company may be required to raise additional capital for its needs or forego business initiatives that could enhance the profitability and success of the Company.

8

We expect to face intense competition now and increasing in the future, which could limit our customer base development and our revenue growth.

The marijuana industry is highly competitive. The Company will compete with numerous other businesses in the medicinal and recreational marijuana industry, many of which may possess greater financial and marketing resources than the Company. The marijuana business is affected by changes in consumer tastes and discretionary spending patterns, national and regional economic conditions, demographic trends, consumer confidence in the economy, traffic patterns, local competitive factors, cost and availability of raw material and labor, and governmental regulations. Any change in these factors could materially and adversely affect the Company's operations. Due to the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. If the number of legal users of marijuana in its target jurisdictions increases, the demand for products will increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and client support. The Company may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition and operations of the Company.

Future performance; market and industry data.

Unless otherwise indicated, information in this offering circular concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, as well as assumptions that we have made based on that data and other similar sources and on our knowledge of the markets for our products and services. We have not independently verified any third-party information and cannot assure you of its accuracy or completeness. While we believe the information included in this offering circular is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, many of which are beyond our control. Any variance in these factors could cause results to differ materially from those expressed in the estimates and projections.

Our success may depend on protecting our intellectual property rights.

We currently rely on trade secrets to maintain our competitive advantage, but we cannot be certain that others will not gain access to these trade secrets or will not develop equivalent technology. As we develop our technology, improve our products, and innovate, we intend to file for patent protection where appropriate. Even if we are granted patent protection on our intellectual property, the Company would be required to be able to fund legal actions to protect its patent rights in its products and such expenditures may not ensure that the Company would be successful in such legal actions or, if it did succeed, that it would be able to enforce its judicially determined rights in such patents.

We depend on third parties to provide certain ingredients and supplies needed to make our products.

We depend on independent suppliers to source some of the ingredients and supplies we provide to dispensaries. We have no long-term agreements in place with these suppliers, and our business would be harmed if the delivery of ingredients and supplies by third parties does not remain cost effective, is delayed or interrupted, or if the ingredients and supplies fail to meet our quality standards and specifications, or if our suppliers are unable to meet our demand for such ingredients and supplies.

We may confront other risks as we operate and grow our Company.

Our dependence on sales through third party dispensaries could adversely affect our revenues. Our business is dependent upon continued market acceptance by consumers and any negative trends will adversely affect our business operations. Part of our business involves customers that grow marijuana, consequently, we are subject to the risks endemic to the agriculture business. The growing of marijuana can be heavily reliant on energy use so our customers' businesses are vulnerable to the cost of energy. If we are unable to identify and successfully acquire real estate properties that are suitable for our customers' businesses, our financial condition may be negatively affected.

9

Risks Relating to Ownership of Our Securities

There is no market for our Securities.

There is currently no market through which any of the Company's securities may be sold and there is no assurance that securities of the Company will be listed for trading on a stock exchange or, if listed, will provide a liquid market for such securities. Until the Company's securities are listed on a stock exchange, holders may not be able to sell their securities. Even if a listing is obtained, there can be no assurance that an active public market for the Company's securities will develop or be sustained.

If a listing for the Company's securities is obtained, the market price of such securities may be subject to wide fluctuations in response to many factors, including variations in the operating results of the Company and its subsidiaries, divergence in financial results from analysts' expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company and its subsidiaries, general economic conditions, legislative or regulatory changes, and other events and factors outside of the Company's control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations which, as well as general economic and political conditions, could adversely affect the market price for the Company's securities.

We determined the price of the shares of Common Stock arbitrarily.

The offering price of the shares of Common Stock has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the Common Stock is the fair market value of the shares or that investors will earn any profit on them.

Voting power of our shareholders is highly concentrated by insiders.

Our officers and directors control, either directly or indirectly, a substantial portion of our voting securities. Upon completion of this offering, our executive officers and directors will beneficially own, in the aggregate, 180,000,000 shares of Class A Common Stock, or approximately 97.3% of our outstanding shares of Class A Common Stock, assuming all of the shares offering hereunder are actually sold. In addition, Carsten Loelke and Elizabeth Loelke will own 100% of the authorized Class B common stock which gives them the right to elect a majority of the Company's board of directors. Therefore, our management may significantly affect the outcome of all corporate actions and decisions for an indefinite period of time including election of directors, amendment of charter documents and approval of mergers and other significant corporate transactions.

Our success and ability to implement our business plan depends on recruiting and retaining key personnel.

In addition to our executive officer, we will need other highly qualified and motivated personnel as we expand our business. Competition for such personnel is intense, and we may not be able to attract and retain qualified personnel, which could impair our ability to effectively implement our business plan. To attract and retain such personnel, we may be required to use our capital or cash flow to increase our compensation structure or to implement equity incentive programs for our officers and personnel which may dilute the interest of the stockholders.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our Common Stock. The issuance of additional Common Stock or securities convertible into Common Stock could have the effect of diluting the equity interests of our stockholders.

We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.

Our charter provides for the indemnification of our directors, officers, and others under certain circumstances, against damages, attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification provision could result in substantial expenditures by the Company.

10

We do not intend to pay dividends for the foreseeable future.

We have paid dividends on our capital stock in the past, however, it is not anticipated that any dividends will be paid to holders of our Common Stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the value of our Common Stock, and could significantly affect the value of any investment in our Company.

There is no escrow account planned for this offering; the proceeds of this offering may be deposited into our general operating account as received and will be immediately allocated to Company needs; there is no assurance that we will be successful in raising any additional funds beyond your investment.

The funds from each subscription will not be escrowed but, rather, will be deposited immediately into our general operating account. We expect to use such funds immediately for product development, marketing and working capital purposes regardless of our ability to raise additional funds in this or other offerings. We may not be able to raise additional capital to make payments on our liabilities. Because the funds of this offering will be commingled with other funds of our Company in our general operating account, they will therefore immediately become subject to the claims of our creditors.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 5,000,000 shares at a price of $3.28 per share, and after deducting $700,000 of estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.16 per share if we sell all shares in this offering. If we sell less than 5,000,000 shares in this offering, the immediate dilution to investors in this offering would be greater than $3.16 and the dilution would depend on the amount of shares sold.

Our Stockholders could be exposed to criminal liability.

While the Company does not engage directly in the cultivation, possession, sale, or distribution of marijuana, its business supports state-registered organizations that do. Notwithstanding the permissibility of those organizations' activities at the state level, the possession of and transactions involving marijuana presently violates the Controlled Substances Act ("CSA"). Under applicable law, any person who actively participates or provides knowing aid to a person or persons committing federal crimes, with the intent to facilitate the crime, may be liable as the person committing the crime in the first instance. See, e.g., Central Bank of Denver, N.A. v. First Interstate Bank of Denver, N.A., 511 U.S. 164, 181; Rosemond v. U.S. 134 S. Ct. 1240, 1245. While we take great care not to violate any law, and believe our activities are legal, it is possible others could disagree. Similarly, by purchasing our Common Stock, it is possible our stockholders could be deemed to knowingly and purposefully facilitate violations of, and thereby themselves be deemed to violate, the CSA.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our Common Stock.

Our Common Stock may be subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your common stock and could limit your ability to sell your securities in the secondary market.

11

The Financial Industry Regulatory Authority ("FINRA") sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

SUMMARY OF OFFERING

Notwithstanding any references to YiLoLife Inc. or any of its subsidiaries, YiLoTM or YiLoLifeTM, all marijuana and marijuana-infused products referenced herein are acquired, possessed, owned, cultivated, manufactured, delivered, transferred, transported, supplied, sold, and/or dispensed exclusively by Natural Relief Clinic, Inc., an Arizona nonprofit corporation ("NRC"), in conformity with nonprofit medical marijuana dispensary licenses issued by the Arizona Department of Health Services. Any express or implied reference herein to the any of the foregoing activities relating to marijuana or marijuana-infused products shall be deemed to be references to the exclusive conduct of NRC. Any reference to the involvement of YiLoLife in such activities is intended to describe YiLoLife's role as a service provider for NRC. NRC does business as YiLoTM and YiLoLifeTM pursuant to a limited nonexclusive branding license granted by YiLoLife, LLC, and it also does business as Green Farmacy.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information you should consider before investing in the Shares.

You should carefully read the entire offering circular, especially concerning the risks associated with investment in the Shares discussed under the "Risk Factors" section.

Unless we state otherwise, the terms "we", "us", "our", "Company", "management" or similar terms collectively refer to YiLoLife, Inc., a Delaware corporation, together with is subsidiaries.

The Company

As a company, YiLoLife Inc. currently provides valuable, ancillary services to Natural Relief Clinic, Inc. ("NRC") located in Arizona, which is our sole client, licensee, lessee, and customer. NRC operates state-compliant medical marijuana dispensaries in Arizona. We fill the void left by the traditional business community who neglect organizations such as NRC despite its need for the same services as other businesses. Viewed together, YiLoLife Inc.'s operating subsidiaries provide substantially all the necessary support services NRC needs to manage its operations – from acquiring cultivation facilities, providing industry-leading proprietary edible infusion processes, and licensing its intellectual property, to leasing support personnel and stocking its YiLoTM-branded products at registered dispensary sites state-wide. Perhaps most importantly, as the exclusive YiLoTM-brand family of service providers, we empower our state-specific clients to contain their costs and ensure consistent results.

12

The Offering

Issuer	YiLoLife Inc.

Security Offered	5,000,000 Shares of Class A Common Stock, par value $.001, offered by the Company.

Price	$3.28 per Share

Minimum Offering	None

Maximum Offering	$16,400,000 (a total of 5,000,000 Shares)

Minimum Investment	610 Shares of Class A Common Stock ($2,000.80)

Offering Period

The Offering will commence upon the offering circular filed with the Securities and Exchange Commission being qualified, and will close upon the earlier of (i) the sale of Shares with an aggregate sales price of $16,400,000, or September 30, 2016. This Offering may be terminated at our election at any time.

Voting Rights

Stockholders will have one vote per share for each Share owned by them in all matters, including the election of Directors, as provided in the Delaware corporation law. However, our executive officers as a result of their ownership of Common Stock will be able to significantly influence the outcome of any election of Directors or any other vote of the stockholders. Further, Carsten Loelke and Elizabeth Loelke own all of the Class B Common Stock which entities them to elect a majority of the Board of Directors.

Dividends	We do not plan to pay a dividend on the shares of our Common Stock in the foreseeable future.

No Selling Stockholders	No current stockholders will offer to sell any shares of Common Stock in this Offering. See "Plan of Distribution."

Use of Proceeds

After deducting the estimated offering expenses of approximately $700,000, that are payable by us, we estimate that the net proceeds to the Company from the sale of the Shares offered pursuant to this offering circular will be approximately $15,700,000 if all 5,000,000 shares of Class A Common Stock are sold.

We currently intend to use the net proceeds of this Offering for real estate, equipment, furniture, fixtures, salaries, sales and marketing expense, materials, and general operating expense.

See "Use of Proceeds to Issuer."

No Trading Market for our Shares	Our Common Stock is not traded on any stock exchange.

Risk Factors

An investment in the Company is highly speculative and involves substantial risks, Prospective investors should carefully review and consider the factors described under the "Risk Factors" section below.

This Offering is being conducted on a "best efforts" basis.

13

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the Shares of Common Stock to be sold in this offering will exceed the net tangible book value per share of Common Stock after this offering. If you invest in our Common Stock your Shares will be diluted to the extent of the difference between the offering price per share of the Shares of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering.

Our pro forma net tangible book value as of December 31, 2015 was $6,083,729 or $0.03 per share of our Common Stock. We calculate net tangible book value per share by calculating our total tangible assets less liabilities and dividing it by the number of outstanding shares of our Common Stock.

After giving effect to the sale of 5,000,000 Shares of our Common Stock in this offering at an offering price of $3.28 per Share and after deducting estimated offering expenses of $700,000 payable by us, our net tangible book value, which we refer to as our pro forma net tangible book value, as of December 31, 2015 would have been approximately $21,783,729 or $0.12 per share of our Common Stock.

This amount represents an immediate increase in our pro forma net tangible book value of $0.09 per Share to our existing stockholders and an immediate dilution in our pro forma net tangible book value of $3.16 per Share to new investors purchasing Shares of our Common Stock at the offering price. We calculate dilution per Share to new investors by subtracting the pro forma net tangible book value per share from the offering price paid by the new investor. The following table illustrates the dilution to new investors on per Share basis:

Offering Price		$3.28
Net tangible book value per share as of December 31, 2015	$0.03
Increase per share attributable to new investors	$0.09
Pro forma net tangible book value per share after this offering		$0.12
Dilution per share to new investors		$3.16

The table below sets forth as of June 24, 2016 the number of shares of our Common Stock issued, the total consideration paid and the average price per share paid by our officers as a group, other existing stockholders, and our new investors in this offering, after giving effect to the issuance of 5,000,000 shares of Common Stock by us in this Offering at the offering price of $3.28 per Share before deducting estimated offering expenses of $700,000 payable by us.

	Total Consideration
Shares Purchased	Number	Percent	Amount (dollars)	Percent

Officers of the Company as a group(1)	180,002,000	97.3%	$1,000	0.01%

Other existing stockholders(2)	0	0%	0	0%
New investors	5,000,000	2.7%	$16,400,000	99.99%

Total	185,002,000	100%	$16,401,000	100%
_______________
(1)

These shares represent the 180,000,000 shares of Class A Common Stock issued to Gold Century Enterprises Limited, which is owned by Carsten Loelke and Elizabeth Loelke, in exchange for payment of $1,000. Carsten and Elizabeth Loelke additionally own 100% of the authorized Class B Common Stock (2,000 shares) of the Company which was issued to them in exchange for 100% of the issued and outstanding ownership interests of JJ Empire, LLC, Food2828, LLC, YiLo Life, LLC, and YiLo CBD, LLC. Each of Carsten Loelke and Elizabeth Loelke previously owned 50% of the issued and outstanding membership interests of JJ Empire, LLC, Food2828, LLC, YiLo Life, LLC, and YiLo CBD, LLC.

(2)

On January 4, 2016, YiLoLife Inc. made restricted stock awards of 26,666 shares of Class A Common Stock to each of five employees for a total of 133,330 shares pursuant to the YiLoLife, Inc. 2016 Equity Incentive Plan adopted by the Company on January 1, 2016 (the "Plan"). The restricted stock awards vest over a four (4) year period and are subject to the Plan, the related Notice of Restricted Stock Awards and Restricted Stock Agreements. None of these awards has vested as of the date of this offering circular.

14

PLAN OF DISTRIBUTION

We are offering a up to a maximum of 5,000,000 Shares of Common Stock on a "best efforts" basis for a purchase price of $3.28 per Share with a minimum purchase requirement of 610 Shares ($2,000.80). The maximum offering is $16,400,000. We will have the unrestricted right to reject tendered subscriptions for any reason and to accept less than the minimum investment from a limited number of subscribers. In the event the shares available for sale are oversubscribed, they will be sold to those investors subscribing first, provided they satisfy the applicable investor suitability standards. See "Investor Suitability Standards." Investors will not be entitled to a refund and could lose their entire investment.

The purchase price for the Shares will be payable in full upon subscription. Subscription funds which are accepted will be deposited into our escrow account maintained by FundAmerica Securities, LLC. We have no required minimum offering amount for this offering and therefore we may instruct FundAmerica Securities, LLC to release funds held in escrow to our operating account at any time.

Subscription Period

The Offering of shares of Common Stock will terminate on September 30, 2016, unless we extend the offering for up to an additional 180 days, or terminate the offering sooner in our sole discretion regardless of the amount of capital raised (the "Sales Termination Date"). The Sales Termination Date may occur prior to September 30, 2016 if subscriptions for the maximum number of Shares of Common Stock have been received and accepted by us before such date. Subscriptions for shares must be received and accepted by us on or before such date to qualify the subscriber for participation in YiLoLife.

Subscription Procedures

Completed and signed subscription documents and subscription checks should be sent to FundAmerica Securities as Agent for YiLoLife Inc. Escrow Account, at the following address: [__________________, ______________________, _________________, ________________, Reference YiLoLife Inc. Subscription checks should be made payable to us. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

Investor Suitability Standards

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor's annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investor's most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933.  An individual is an accredited investor if he/she meets one of the following criteria:

•

a natural person whose individual net worth, or joint net worth with the undersigned's spouse, excluding the "net value" of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with "net value" for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

•

a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

15

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

•

an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

•

a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

•

a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a "sophisticated person" as described in Rule 506(b)(2)(ii) under Regulation D; or

•	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

Interim Investments

Company funds not needed on an immediate basis to fund our operations may be invested in government securities, money market accounts, deposits or certificates of deposit in commercial banks or savings and loan associations, bank repurchase agreements, funds backed by government securities, short-term commercial paper, or in other similar interim investments.

Transfer Agent and Registrar

FundAmerica Stock Transfer, LLC, 2300 West Sahara Avenue, Suite 803, Las Vegas, Nevada 89102 is the transfer agent and registrant for the shares.

Plan of Distribution

The shares are being offered by us on a best-efforts basis by our officers, directors and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority ("FINRA") and finders. We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the shares. We may pay finders fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finders fees and brokerage commissions may be paid in cash, common stock or warrants to purchase our common stock. We may also issue shares and grant stock options or warrants to purchase our common stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or nonaccountable basis. We have not entered into selling agreements with any broker-dealers to date, although we plan to engage FundAmerica Securities, LLC, a FINRA registered broker-dealer firm, for offering administrative and escrow services . Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Proposed Administrative Agreement

We plan to engage FundAmerica Securities, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering in addition to acting as the escrow agent:

•	advise us as to permitted investment limits for investors pursuant to Regulation A+, Tier 2:

•	communicate with us and/or our agents, if needed, to gather additional information or clarification from investors:

•

serve as a registered agent where required for state blue sky requirements, but in no circumstance will FundAmerica Securities, LLC solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor: and

•	transmit the subscription information data to FundAmerica Securities Transfer LLC, our transfer agent and an affiliate of FundAmerica Securities, LLC.

16

As compensation for the services listed above, we anticipate paying FundAmerica Securities $2.00 per domestic investor and $5.00 per international investor for each anti-money laundering verification. If we elect to terminate the offering prior to its completion, we have agreed to reimburse FundAmerica Securities for its out-of-pocket expenses incurred in connection with the services provided under the proposed engagement (including costs of counsel and related expenses) up to an aggregate maximum of $10,000. In addition, we will pay FundAmerica Securities $500 for escrow account set up, $25 per month for so long as the offering is being conducted, and up to $15.00 per investor for processing incoming funds. We may also pay FundAmerica Securities a technology service fee for the technology services provided by its affiliate, FundAmerica Technologies, LLC, of up to $3.00 for each subscription agreement executed via electronic signature, up to $10.00 for each check processed, up to $15.00 per wire transfer and up to $45.00 for each bad actor check (per entity, including issuer and each associated person). Based on the minimum subscription amount of $2,000.80 (or 610 shares) per investor, we estimate the maximum fee that may be due to FundAmerica Securities, LLC for the aforementioned internal fees to be $7,000.00 if we achieve the maximum offering proceeds.

FundAmerica Securities Transfer LLC, an affiliate of FundAmerica Securities, may serve as transfer agent to maintain stockholder information on a book-entry basis. There are no set up costs for this service, and fees for this service will be limited to secondary market activity. FundAmerica Securities, LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or make securities recommendations to investors, nor is FundAmerica Securities, LLC distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Rather, FundAmerica Securities, LLC involvement in the offering is limited to acting as an accommodating broker-dealer. Based upon FundAmerica Securities, LLC's limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on FundAmerica Securities, LLC involvement in this offering as any basis for a belief that it has done extensive due diligence. FundAmerica Securities, LLC does not expressly or impliedly affirm the completeness or accuracy of the offering circular presented to investors by the issuer in this offering. All inquiries regarding this offering should be made directly to the Company.

The Posting Agreement

The Company anticipates entering into a Posting Agreement with StartEngine Crowdfunding, Inc. ("StartEngine"), a portal website that hosts public securities offerings, primarily those that are exempt from registration under Regulation A+ promulgated under Section 3(b) of the Securities Act of 1933, as amended. In consideration for hosting the public offering covered by this Offering Circular, including posting our offering circular, Subscription Documents and related materials on StartEngine.com, and integrating FundAmerica, LLC, a registered member of FINRA, to administer the review and processing of subscriptions by investors, and to provide escrow and transfer agent services for the Company and this offering, StartEngine will receive the following compensation from the Company, payable from the escrow account as subscription funds are deposited and accepted by FundAmerica and the Company.

•	A cash payment of $50 per investor who is accepted as a shareholder of the Company;

As stated above, we have not entered into formal written agreements with FundAmerica Securities, LLC, FundAmerica Securities Transfer, LLC, or StartEngine.com Crowdfunding, Inc., and we may not be able to enter into agreements with any of them on terms acceptable to us.

Selling Stockholders

None of the stockholders holding shares as of the date of this offering circular are offering to sell shares of Common Stock in this Offering.

State Qualification and Suitability Standards

This offering circular does not constitute an offer to sell or the solicitation of an offer to purchase any Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Shares involves substantial risks and possible loss by Investors of their entire investment. See "Risk Factors."

Some of our offerees may be broker-dealers registered with the SEC under the Exchange Act who may be interested in reselling our Shares to others. If so they will have to comply with the regulations of the SEC and FINRA relating to underwriters.

17

USE OF PROCEEDS TO ISSUER

After deducting the estimated offering expenses of approximately $700,000, that are payable by us, we estimate that the net proceeds from the sale of the Shares offered by us pursuant to this offering circular will be approximately $15,700,000 if all 5,000,000 Shares are sold by us.

In addition to Arizona, we are working to establish a substantially vertically integrated presence in other markets with varying degrees of permissible medical and/or adult use marijuana, beginning with California in 2016. In each state, we plan to natively replicate our model by contracting with newly organized not-for-profit medical marijuana organization(s) on an exclusive basis. We intend to acquire and develop cultivation, food processing and distribution facilities suitable to produce our YiLoTM-branded products on appropriate scale to serve the existing medicinal market, as well as the expected adult use market expected to manifest in the near term.

We currently intend to use the net proceeds from this offering as follows:

Infrastructure Investments Description	Amount	Operating Investments Description	Amount
Real Estate: Production/Operations/ Distributions	$10,000,000	Human Capital	$750,000
Equipment, Furniture, Fixtures	$1,500,000	Sales & Marketing	$375,000
Security Build Out	$1,000,000	Raw Materials: Ingredients, Seeds, Fertilizer, Packaging, Etc.	$750,000
		General & Operating	$1,325,000

Total Infrastructure Investments	$12,500,000	Working Capital	$3,200,000

The above are approximations only and we have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes or for other purposes not listed. Accordingly, our management reserves the right to change the use of proceeds, and will have significant discretion and flexibility in applying the net proceeds from this offering which may be different than described above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

Statements in this offering circular may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this offering circular, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this offering circular. In addition, such statements could be affected by risks and uncertainties related to:

•	our ability to raise funds for general corporate purposes and operations;

•	our ability to recruit qualified management and technical personnel;

•	federal and state regulations impacting our operations and those of our sole client, NRC, and our prospective clients; and

•	the other factors discussed in the "Risk Factors" section and elsewhere in this offering circular.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this offering circular.

18

DESCRIPTION OF BUSINESS

Notwithstanding any references to YiLoLife Inc. or any of its subsidiaries, YiLoTM or YiLoLifeTM, all marijuana and marijuana-infused products referenced herein are acquired, possessed, owned, cultivated, manufactured, delivered, transferred, transported, supplied, sold, and/or dispensed exclusively by Natural Relief Clinic, Inc., an Arizona nonprofit corporation ("NRC"), in conformity with nonprofit medical marijuana dispensary licenses issued by the Arizona Department of Health Services. Any express or implied reference herein to the any of the foregoing activities relating to marijuana or marijuana-infused products shall be deemed to be references to the exclusive conduct of NRC. Any reference to the involvement of YiLoLife in such activities is intended to describe YiLoLife's role as a service provider for NRC. NRC does business as YiLoTM and YiLoLifeTM pursuant to a limited nonexclusive branding license granted by YiLoLife, LLC, and it also does business as Green Farmacy.

Organization and History of the Company

YiLoLifeTM describes a family of companies designed to meet substantially all the specialized operational, business, and infrastructure needs of for – profit and those not-for-profit organizations licensed by the state to consult, manage, possess, grow, sell, and otherwise distribute marijuana. Because of the conflict between state and federal law regarding participation in the medical marijuana sector, even state licensed dispensaries have difficulty leasing real property from conventional sources, attracting competent talent, being able to open bank accounts, obtaining necessary lines of credit to support their supply chains and face a host of other challenges unique to that industry. The YiLoLife TM companies provide a solution to reduce those challenges. While the affiliated companies share the common umbrella of YiLoLife Inc., each contracts independently with the licensed dispensary to provide the required services on a mutually exclusive basis within the state.

As more specifically described below, the YiLoTM companies operations are limited to providing management services, kitchen labor and intellectual property, cultivation know how and technology, real property and facilities, and branding. To date, Natural Relief Clinic, Inc., a non-profit corporation operating in Arizona ("NRC") has been and continues to be our sole client, licensee, lessee, and customer. By managing the entire process from seed-to-shelf within the context of an exclusive relationship with its vendors, licensed dispensaries are better positioned to deliver consistency and quality to their patients.

YiLoLife Milestones

April 2011	Natural Relief Clinic, Inc. ("NRC") organized by Carsten and Elizabeth Loelke

February 2012	JJ Empire, LLC, purchases Warehouse in Phoenix and Leases to NRC

June 2012	JJ Empire, LLC, purchases Building and leases to NRC's Green Farmacy in Bisbee

August 2012	Arizona grants two dispensary licenses to NRC: Bisbee and Springerville (the Springerville license was subsequently transferred to the Phoenix YiLo Superstore)

March 2013	NRC's Green Farmacy Bisbee dispensary opens

April 2013	Arizona grants NRC license to cultivate unlimited medical marijuana for use by qualifying patients and sell to registered nonprofit medical marijuana dispensaries

May 2013	First YiLotm edible product introduced to wholesale market

June 2013	NRC's Green Farmacy Springerville dispensary opens

Spring 2015	YiLoLife Inc. is incorporated in Delaware, and spearheads the reorganization of related companies including the formation of Commercial Business Development LLC

December 2015	NRC's first YiLo Superstore dispensary opened in Phoenix, AZ (Springerville license was transferred to Phoenix)

December 2015	Green Outlet retail and wholesale store opened in Phoenix, AZ

Specifically, the YiLoTM family of companies consists of the entities described below:

19

➢	YiLoLife Inc., Issuer and Parent Company

YiLoLife Inc., a Delaware corporation, incorporated on May 11, 2015, to own and manage the businesses and affairs of the affiliated limited liability companies as we grow and expand our operations. Each of the companies described below, excluding Natural Relief Clinic, Inc., itself, has either completed or is in the process of completing the conveyance of its ownership into the name of YiLoLife Inc. YiLoLife Inc.is the issuer in connection with this Offering.

➢	YiLoLife, LLC, Intellectual Property and Branding

YiLoLife, LLC, a New Mexico limited liability company, owns all intellectual property associated with the YiLoTM brands, including the brand itself, trade names, trademarks, certain knowhow, and other proprietary information. Its business consists of owning and managing that intellectual property, which it licenses for compensation to its affiliated companies and to NRC. YiLoLife, LLC, is a New Mexico limited liability company wholly-owned/controlled and managed by YiLoLife Inc.

➢	YiLo CBD, LLC CBD Operating Company

YiLo CBD LLC, is formed to be the eventual operating arm of our CBD business (described below). It is a New Mexico Limited Liability Company wholly owned/controlled and managed by YiLoLife Inc.

➢	Food 2828 LLC, Kitchen Staffing, Culinary Ingredient Sourcing and Recipe Development.

Food 2828, LLC, sources all of YiLo's non-marijuana and non-THC edible goods, ingredients, and food products. It also provides kitchen-staffing services on a contract basis to NRC in Arizona. Food 2828 LLC is a New Mexico limited liability company wholly owned/controlled by YiLoLife Inc.

➢	JJ Empire LLC, Management Services

JJ Empire LLC, a New Mexico limited liability company, owns/controls and manages all of existing capital assets, including our Phoenix headquarters and the dispensary building in Bisbee, Arizona. In addition to leasing our existing facilities to Food 2828, LLC and to NRC, JJ Empire, LLC provides contract management and consulting services to the YiLoLife companies and to NRC. JJ Empire, LLC, is wholly-owned/controlled by YiLoLife Inc.

➢	Commercial Business Development LLC, Issuer and Real Estate Company

Commercial Business Development LLC, a Delaware limited liability company, is our top-level real estate company. Managed and wholly owned by YiLoLife Inc., Commercial Business Development LLC's business is to finance the acquisition and improvement of real properties suitable as cultivation sites, processing and distribution facilities, and / or retail spaces. It also manages the ownership and leasing of the properties to not-for-profit medical marijuana organizations such as NRC and, the planned YiLoCA, LLC, through limited liability companies organized for that activity in the respective states where those properties are located, such as Commercial Business Development Arizona, LLC.

➢	Commercial Business Development Arizona, LLC, Arizona Real Estate Operations

Commercial Business Development Arizona, LLC, manages YiLo's Arizona real estate operations, including managing the acquisition and improvement of suitable grow, retail, and processing / distribution properties for lease to the Arizona-licensed medical marijuana dispensary, such as Natural Relief Clinic in Arizona. Commercial Business Development Arizona, LLC is managed by its sole Member Commercial Business Development LLC, a Delaware limited liability company formed on March 16, 2015.

20

➢	Green Outlet Life, LLC, Supply Chain distributor

Green Outlet Life, LLC was formed on September 4, 2015 with one sole member, Commercial Business Development, LLC. Green Outlet Life, LLC was formed to assist in the supply chain by providing wholesale and retail agriculture supplies for our own company and others (such as pots, soil, etc.) to help lower our supply costs. Green Outlet Life, LLC commenced operations in December 2015.

➢	Future California Real Estate HoldCo (Yet to be Formed), California Real Estate Operations

As with Commercial Business Development Arizona, LLC, we intend to form a real estate holding company to manage our planned California real estate operations, including the acquisition and improvement of suitable grow, retail, and processing / distribution properties for lease to qualifying California medical marijuana dispensaries. Our California real estate holding company is expected to be managed by its anticipated sole Member, Commercial Business Development LLC, a Delaware limited liability company.

Other Related Companies

➢	Natural Relief Clinic, Inc., Registered Not-For-Profit Medical Marijuana Dispensary

Natural Relief Clinic, Inc. (NRC) is the YiLo Companies' exclusive client and is located in the State of Arizona. It is licensed by the State of Arizona to grow, produce, and sell medical marijuana, and marijuana-infused edible and/or non-edible products, to qualifying patients, designated caregivers, and to other licensed dispensaries. NRC operates two existing dispensaries that do business as Green Farmacy and the first YiLo Superstore, and one cultivation site. Under a brand license agreement with YiLoLife, LLC, NRC also operates and produces its portfolio of products under the YiLo brand. While NRC has no stockholders and no members, it is managed by Carsten Loelke and Elizabeth Loelke who together constitute its Board of Directors.

Below is an illustration of the our Organizational Structure, including its existing Arizona client, Natural Relief Clinic, Inc., foreseen asset-specific limited liability companies, and our anticipated future California client.

The YiLoTM and YiLoLifeTM brand is associated with premium quality, precision processes, innovative products, and customer satisfaction. Since launching in 2012, YiLoTM has established itself as the fastest growing seed-to-shelf marijuana-related brand in Arizona. We expect that its market acceleration to date is a harbinger of its wide-scale acceptance as the industry leader where it operates. Because each state establishes its own rules and regulations applicable to issuing licenses to grow, manufacture, and/or sell marijuana products, the YiLoTM companies are designed with scalability in mind to leverage our brand in one or more states while remaining in compliance with applicable state laws and regulations, ensuring the quality and consistency patients deserve and require.

21

Of the 23 states presently permitting medical marijuana, substantially all but Colorado presently require the licensee to operate on a not-for-profit basis. In Arizona, our customer, licensee, and lessee Natural Relief Clinic, Inc. ("NRC") a not-for-profit corporation, is licensed to cultivate (i.e., grow) an unlimited quantity of cannabis and provides "YiLoTM" and "YiLoLifeTM" branded medical marijuana products to patients through its two registered dispensaries, Green Farmacy Bisbee, and the YiLo Superstore in Phoenix (opened December 17, 2015). NRC also provides its edible and traditional products wholesale through 78 of the 85 licensed and active Arizona dispensaries. These operations are supplemented by our proprietary formulations and superior management practices provided to NRC. The YiLoTM companies expect to substantially emulate their proven concept in each market we expand into, beginning with California.

YiLo: The Brand

YiLoTM offers premium, reliably-dosed cannabis products to qualified medical marijuana patients and, in the future, to adult use (also known as "recreational") customers. YiLoTM products provide outstanding and predictable medical benefits through diverse line of products ranging from cannabis-infused food and drink products ("edibles") to traditional flowers to more modern approaches such as oils and waxes. Using only premium and organic cultivation and production methods rooted in standardization, regulation, dosage, and safety, the YiLoTM brand stands noticeably apart from the competition in quality, consistency, taste and presentation.

Brand Principles

1.	Quality products with predictable consistent dosing and effective labeling

2.	Superior tasting products in the market

3.	Largest variety of product offerings

4.	Trustworthy, viable and sustainable brand

Voice and Tone

The YiLoTM brand is increasingly associated with our premium edibles products. Although edibles have historically been treated as a novelty, there is nothing "pot-head" or "silly" about YiLoTM product appearance or tone. We cater to a growing marketplace that is increasingly health conscious and often wary of inhaling smoke. The brand is authoritative, friendly, upbeat, smart, contemporary, reliable, and very pleasant. It is designed to appeal to both men and women of any legal adult age. Because our brand demonstrates its commitment safe and responsible use through our unique color-coded labeling systems, even those experiencing the benefits of our cannabis products for the first time will find YiLoLifeTM to be a reassuring choice.

YiLoLifeTM Competitive Advantage

YiLoLifeTM brings innovation and differentiation to a brand new industry. YiLoLife's competitive advantages are characterized not only by its emphasis on producing best-in-class cannabis-derived edibles and oils, but also quality continuity and precision dosage delivery that are difficult and costly to replicate. Our early market entry has empowered us to develop and refine our processes, methodologies and recipes over several years, and positioned us as one of the most sophisticated manufacturing operations in the industry.

Products

Natural Relief Clinic, Inc., dba YiLoLifeTM and dba Green Farmacy and dba YiLo Superstore, produces and distributes some of the finest cannabis in Arizona. Each plant is grown in-house under the close supervision of master growers. It has approximately 30 marijuana strains available at any given time, with an overall portfolio of over 860 strains.1

______________

[1]

All marijuana and marijuana-infused products referenced herein are acquired, possessed, owned, cultivated, manufactured, delivered, transferred, transported, supplied, sold, and/or dispensed exclusively by Natural Relief Clinic, Inc., an Arizona nonprofit corporation ("NRC"), in conformity with nonprofit medical marijuana dispensary licenses issued by the Arizona Department of Health Services. Any express or implied reference to the any of the foregoing activities relating to marijuana or marijuana-infused products refers to the exclusive conduct of NRC. NRC does business as YiLoTM and YiLoLifeTM pursuant to a limited nonexclusive branding license granted by YiLoLife, LLC, and it also does business as Green Farmacy.

22

Our sustainable product portfolio strategy embodies three priorities:

1.	Variety: We regularly introduce new and improved products to uphold our commitment to providing highest quality and customer satisfaction

2.	Education: Through clear and simple labeling, we enhance our customer's knowledge about the active ingredients in our products.

3.	Safety: With clear labeling, including our innovative "traffic-light" precision dosage system, we strive to ensure that our products are responsibly sold and marketed.

YiLoTM products stand apart because of their high-quality ingredients, consistent dosing, and wide selection of products. YiLoTM is developing a reputation throughout Arizona and increasingly across the United States thanks to our commitment to customer satisfaction. With an experienced team of master growers, YiLoTM utilizes the most proven and successful growing methods throughout the life of the plant to ensure the highest quality products.

YiLoTM Edibles

With all the options available to medical marijuana patients today, many of our customers are choosing to explore methods of medicating beyond the traditional pipe, paper or vaporizer mechanisms. Our cannabis infused products, commonly referred to as 'edibles', provide alternatives to patients who cannot, or choose not to smoke their cannabis. Our edibles come in many different varieties, including pre-made desserts, drinks, teas, snack foods, and a variety of candies.

Many YiLoTM customers believe that ingesting their cannabis is a healthier alternative to inhaling it because there is no exposure to carbon-rich smoke. Some patients, such as those on supplemental oxygen, turn to edibles when smoking is no longer an option. For patients with eating and digestive disorders, edibles are not only a great source of nausea relief, but also a vital source of nutrients and calories.

YiLo Dosing System

Oral ingestion of marijuana or its active ingredients has quite different pharmacokinetics than inhalation. The onset of action is delayed and titration of dosing is more difficult. This prompted YiLoLifeTM to create the first and only simple dosing system using color-coded product identification to effectively control proper dosing of medical marijuana.

All YiLoTM edibles are cut within precise weight tolerances, in support of consistent and predictable medicinal effects for patients. YiLoTM produces all of its cannabis extract in house to maintain complete control over the entire process from seed to shelf. We have perfected our process to consistently make the safest pharmaceutical grade cannabis extract possible, while activating approximately 98% or more of the available known cannabinoids. Every batch of extract is tested for THC, CBD, and other content. We test all of our edibles on a regular basis to ensure that we are providing the safest and consistently dosed cannabis edibles in Arizona. Testing is done both internally and by a third party.

Color Coding

We offer a variety of product variations based on the concentration of THC. Embracing German quality standards imparted by our founder and Chief Executive Officer, we regularly lab-test our product to ensure consistent THC levels. Our dosages are based on the following "traffic light" color system, which is conspicuously incorporated into our packaging:

In response to customer feedback and requests, we also developed a new product line with a Light Blue, 60mg CBD, and a Dark Blue, 180mg CBD, which we are in the process of bringing to market.

In addition to meeting all applicable labeling standards, including those set by the Arizona Department of Health Services, YiLoTM has embraced its own, higher, labeling standard in pursuit of improving its customer experience.

23

Product Varieties

YiLo's extensive product line is more fully presented on the next several pages.

Our drinks and infusions are handcrafted and formulated for optimal cannabinoid delivery. We offer a wide variety of drinks and flavors sure to please every patient's palate.

The Product Review Team at AZmarijuana.com tested YiLoTM Tea:	Available in 60mg, 120mg, 180mg, 240mg, THC, in the following varieties, and others:

"YiLo's medical marijuana-infused teas are refreshing on hot Arizona days and fast-acting for quick pain relief."	➢	Infused Coffee: Black, Hazelnut, Raspberry White Chocolate

	➢	Infused Juices: Grape, Mango, Apple

The YiLoTM teas come in a few flavors. The two most popular flavors are Raspberry and Apple. The 8oz teas come in four THC-only strengths (60mg, 120mg, 180mg, and 240mg) and two CBD-only strengths (60mg and 180mg). The color of the bottle cap indicates the potency.

	➢	Infused Teas: Apple, Raspberry

	➢	Infused Potions: Orange/Mango, Lemon, Cherry, Cranberry

24

 YiLo brownies' potency and quality of ingredients are always consistent. These delicious brownies come in several varieties and strengths so they are perfect for any patient. Made with only the highest quality cannabis, our YiLoTM brownies are a patient favorite.

The AZmarijuana.com Review Team tested YiLo's Chocolate Fudge brownies:	Available in 60, 120 & 180mg THC doses include the following varieties, and others:

"We all thought the brownies tasted amazing. Within an hour the brownies slowly progressed into a very relaxing mind and body high. A few Review Team members with chronic pain found great improvement in pain relief from the YiLo brownies."

	➢	Fudge

	➢	Cappuccino

	➢	Black Forest

	➢	Caramel

	➢	Peanut Butter

	➢	Brownie Bits

	➢	Magic 7

25

Sure to satisfy any chocolate lover, these decadent chocolate bars are made using only the highest quality ingredients and come in over 20 different flavors. The cannabis in these bars is available in three strengths to cater to all medication needs. These delicious bars are one of the most requested items by NRC's patients. All YiLoTM chocolate products are also available in a sugar-free version.

The AZmarijuana.com Product Review Team tested all the above marijuana edible chocolate bars:	Available in 60, 120 & 180mg THC doses, our flavors include the following varieties, and others:

"We concluded that they are all delicious and very potent. Some of us medicated with only 5mg for the day, while others needed 60mg. The edibles began working within 20-60 minutes, usually dependent upon whether food was already in the stomach or not. But the effects from the edibles were always the same: calm

	➢	Milk Chocolate

	➢	White Chocolate

	➢	German Chocolate

	➢	Toffee Chocolate

	➢	Peanut Butter Chocolate

	➢	Hazelnut Chocolate

	➢	Pretzel Chocolate

	➢	White Pretzel Chocolate

	➢	Krunch Chocolate

	➢	Chile Chocolate

	➢	Orangesicle Chocolate

	➢	Orangesicle White

	➢	White Almond Chocolate

	➢	Mint Chocolate

	➢	Raspberry Chocolate

	➢	Blueberry Blitz Bar

	➢	Cookies & Crème White

26

NRC offers a wide variety of candies and treats including, gummy bears, tootsies, twinkle (twinkie®-style) cakes, cookies and much more. Tootsies by YiLoTM are delicious medication options that travel well. Perfectly discreet and available in multiple flavors, these are formulated to address the patients' ailment and their sweet tooths. Made with the highest-quality ingredients, including cannabis, they have become a favorite.

YiLoTM gummy bears are an option for those who aren't sure what dosage is best. Because there are several gummy bears in each package, patients can medicate to whatever level they feel.

The Product Review Team at AZmarijuana.com tested YiLoTM gummy bears:	Available in 60, 120 & 180mg THC doses, our treats include the following varieties, and more:

"We found that they are all delicious and very potent. Some of us medicated with only 5mg for the day, while others needed 60mg. These marijuana edibles began working within 20-60 minutes, usually dependent upon whether food was already in the stomach or not."

	➢	Gummy Bears

	➢	Lollipops: Butterscotch, Apple, Blue Raspberry, Coffee, Ginger Wasabi, Grape, Horchata, Lemon, Lime, Mojito Mint, Orange, Root Beer, Fruit Punch

	➢	Tootsie Rolls: Caramel, Cherry, Lemon, Mango

	➢	Hard Candy: Butterscotch, Apple, Blue Raspberry, Coffee, Ginger Wasabi, Grape, Horchata, Lemon, Lime, Mojito Mint, Orange, Root Beer

	➢	Twinkle Cakes: Vanilla Crème, Chocolate w/Banana Crème

	➢	Cookies: Snickerdoodle, Pistachio, Oatmeal White Chocolate Blueberry, Peanut Butter

	➢	Space Rocks

27

CO2 Extractions and Wax

Concentrates are rapidly rising in popularity among cannabis users as these medicines offer the advantage of a higher concentration of cannabinoids with less plant material, resulting in a cleaner and healthier smoking experience, or any other use.

Supercritical fluid extraction is a method of using high pressure to force a solvent through plant matter. In our case, the solvent we use is natural, beverage-grade, carbon dioxide. When the solvent is pushed through the plant matter at high pressure, it separates the matter precisely which allows NRC to isolate only the purest essence of our botanicals, in this case, cannabis. The result is pure, cannabis wax and oil.

The packaging is pre-filled with YiLo's purest, medically pure CO2–extracted, cannabis oil and identifies the source strain. The extracted oil comes with 40-60% THC in 5 different flavors. It is also available unflavored.

YiLoTM CO2 Extracted Wax

NRC's top shelf CO2 extracted cannabis wax is refined even further for highest possible potency, typically within 60-75% THC. Cannabis waxes are typically preferred by connoisseurs and are available in single grams or 1/2g doses.

YiLoTM Accessories YiLoTM also offer a variety of accessories including clothing, vaporizer pens, and other, related products.

Flowers

YiLoLifeTM grows both Cannabis Sativa and Cannabis Indica, the two plant species used to produce medical marijuana products. NRC emphasizes growing a wide selection of some of the most unique, cherished, and potent cannabis genetics for our patients, practicing an organic, soil-based grow method. YiLoTM plants are not force-fed minerals or pesticides, and are never exposed to chloride or fluoride.

NRC's plants are cared for by hand, and the grow teams' attention to detail is clear in the quality of cannabis they provide. Each species offers a different sensory experience and taste or smell. YiLoTM medical marijuana is available in pure Sativa strains, pure Indica strains, or "hybrid" strains that include varying amounts of both Sativa and Indica.

Indica

YiLoTMIndica strains are sedatives/relaxants and have reputations for effectively treating the symptoms of anxiety, chronic pain, insomnia, muscle spasms and tremors. The Indica strains often have higher levels of cannabinoids like CBD than the Sativa strains, which results in a sedated body-type feeling. Because Indica strains may cause feelings of sleepiness and heaviness, many patients prefer to medicate with this type of cannabis at night.

28

Sativa

YiLoTMSativa strains are more of a stimulant than the Indica strains, and are effective in appetite stimulation, relieving depression, migraines, chronic pain and nausea. Sativas often have a higher level of THC than Indica strains, which results in a psychoactive and energetic mind-high. Because Sativa strains may cause feelings of alertness and optimism, many patients prefer to medicate with this type of cannabis during the day.

Hybrids

YiLoTM hybrids and cross-breeds of Indica and Sativa strains produce varieties that carry some characteristics of each parent. For example, adding Sativa to Indica strains adds mental clarity and decreases sedation effects. Adding Indica to Sativa strains can decrease or even eliminate the Sativa tendency to stimulate anxiety.

Future Products

CBD Products

Ever since CNN Medical Correspondent Sanjay Gupta drew attention to the health benefits of medical marijuana through prime time hour-long specials, the media are focusing on about Cannabidiol (CBD), the naturally occurring, non-psychotropic compound found in hemp. Research by California Pacific Medical Center indicating CBD may arrest the spread of aggressive, metastatic cancer cells, is drawing the attention of the medical community.

Americans are increasingly adopting healthier eating habits. More than half of the adult population use dietary supplements according to a report by U.S. Centers for Disease Control and Prevention[2]. This segment presents a significant market potential for natural CBDs as a nutraceutical, infusing them into edibles, drinks, tinctures, salves (i.e., lotions), capsules, and the like. We expect consumers will soon be ingesting CBD's for the same reasons they eat broccoli or kale.

Research is showing that pain, muscle convulsions, inflammation, anxiety, Crohn's Disease, Multiple Sclerosis and epilepsy are just a few of the conditions CBD may help alleviate. We anticipate that medical marijuana strains with high CBD levels will continue to increase as consumers become more aware of the potential health benefits they offer.

Edibles

The extension of the YiLoTM brand into the CBD space is natural. All of YiLo'sTM existing edible and drink products can be with infused CBD rather than THC. CBD edible products will initially be available to all of YiLoTM's existing dispensary customers in Arizona, as well as wholesale to other local dispensaries.

Drinks

NRC will be able to infuse all of their existing drinks (teas, coffees, juices, etc.) with CBD concentrates. We plan to explore different drink classes such as energy drinks, water, and sodas as candidates for CBD infusion.

_________________

2

Jaime Gahche, et. al., Dietary supplement Use Among U.S. Adults Has Increased Since NANES III (1988-1994), 61 NCHS Data Brief (2011)(discussing the rise of dietary supplements since previous long term study).

29

Cosmetics

NRC also plans to develop CBD-based cosmetic products such as ointments and salves for skin and lip care, and other uses. CBD cosmetics are expected to greatly benefit NRC's customers with their numerous advantages in healthcare and skin beauty.

Marketing and Sales

We are a growth stage company. As of the date of this offering circular, we have established that our YiLoTM branded products and business strategy are successful in the State of Arizona. However, in anticipation of the commencing operations in other states and markets by the end of 2016, we continue to refine the YiLoTM operational, marketing and sales strategies. In doing so, we are mindful that our strategic advantages stem, in part, from our ability to guide the entire process from seed-to-shelf. Through this fundamentals-based approach, the resulting quality and consistency of our product results in positive word-of-mouth that is only enhanced by our recent web presence.

Wholesale Distribution

YiLo'sTM wholesale distribution network covers 78 of the 85 active dispensaries, providing YiLoTM with exposure in every key market in Arizona.1 Approximately 90% of NRC's product sales are through the wholesale channel. NRC's wholesale offering includes flowers, edibles, CO2 extractions & waxes and various types of YiLoTM branded vaporization equipment. Only YiLo's flowers are provided wholesale without branding because of the nature of the product - that is, flowers are a commodity the sale of which is driven by genetic strain and cannabinoid content.

Retail Distribution

YiLoTM products are sold directly by NRC through its two retail dispensaries, The Green Farmacy – Bisbee3 and the YiLo Superstore opened in Phoenix, AZ in December 2015. To meet existing demand for YiLoTM products and in anticipation of exponential market expansion with the expected adoption of adult use (i.e., recreational) reforms in the state, we intend to open additional retail locations with retail spaces approximating 2,000 sq. ft. each. We expect these "superstores" to contribute multiples to our revenue growth.

Expansion

Arizona Strategy

In Arizona, our production facility is operating at close to one hundred percent of its output capacity. Accordingly, we are expanding our cultivation, infusion, and distribution facilities to adequately serve not only the existing wholesale and retail demand for YiLoTM products, but also prepare for the adult use (i.e., recreational) market we expect to develop following the 2016 election.

Because NRC is permitted to relocate its existing licensed dispensaries to virtually any zoning-compliant area within Arizona, since August 2015, we have been looking to secure a second retail location in a high-density urban retail-suitable in the Phoenix Metropolitan area.

We are also targeting a 100,000 square feet facility in which to house our cultivation, food processing, distribution operations, and a second retail location of approximately 2,000 square feet.

Additionally, we are in the process of identifying for possible acquisition a new cultivation facility that will ultimately include the flexibility of both an indoor growing area (greenhouse) and an outdoor growing area. We are targeting roughly 60 acres that are located at a higher elevation that will provide a better climate to cultivate the wide variety of strains YiLoTM plans to grow. We anticipate this will enable us to expand our THC product portfolio, as well as the development of our CBD product line. We are currently targeting a 300,000 square feet of cultivation and processing space.

________________

[3]

The Green Farmacy building in Bisbee operates in a 1,200 square foot space and is open 7 days a week with more than 30 hours of operation each week. Two part-time employees provided by JJ Empire, LLC staff the Bisbee dispensary. The Green Farmacy dispensary receives product from Natural Relief Clinic on at least a monthly basis. The Bisbee building is owned by our subsidiary, JJ Empire, LLC, and leased to NRC.

30

Multi-State Strategy

We are also working to establish a substantially vertically integrated presence in other markets with varying degrees of permissible medical and/or adult use marijuana, beginning with California in 2016. In each state, we plan to natively replicate our model by contracting with newly organized not-for-profit medical marijuana organization(s) on an exclusive basis. We will also expect to acquire and develop cultivation, food processing and distribution facilities suitable to produce the YiLoTM-branded products for NRC on an appropriate scale to serve the existing medicinal market, as well as the expected adult use market expected to manifest in the near term.

Competition

We intend to compete primarily on the basis of what we believe to be our superior quality, accurate dosing, even content and safety labeling. The success of the YiLoTM brand, fueled by NRC, stands in contrast with most other manufacturers in Arizona and other states who struggle to acquire a commercial infrastructure, capital, process knowledge, and the experience to be able to create commercial grade edibles and CO2-extracted oils and waxes. Particularly revealing is the immediate penetration YiLoTM has made into the Arizona wholesale market for marijuana products.

Existing Facilities

Cultivation and Infusion Center

The present cultivation and infusion center where NRC grows and prepares all of its cannabis plants and products is located in Phoenix, Arizona, on a low-traffic street in a nondescript warehouse district. The facility is entirely retrofitted to accommodate the necessary equipment and provide a layout designed to maximize NRC's cultivation and infusion operations. Virtually all of the facility's functional space is devoted to the production of YiLoTM-brand products on behalf of NRC.

The building is designed to promote proper grow methods, pH levels, appropriate cooling, lighting, and dehumidifying along with other proven grow methods to ensure high yielding plants and high-quality products. The cultivation center currently has nine grow rooms for each of the critical growth stages of the plants. Each room is uniquely equipped with special lighting, temperature, and humidity controls necessary to maximize growth and yield at each growth stage.

Built of masonry construction, the facility satisfies the definition of "enclosed" pursuant to the Arizona Department of Health Services (ADHS) rules and regulations to prevent any viewing of the marijuana plants by the public. This property is wholly owned by JJ Empire, LLC, and leased partially to NRC, to Food 2828, LLC, and to a pre-existing tenant, Community Dental Services of Arizona, an affiliate of our founder.

Because NRC has maximized virtually all the room available to grow in its present facility, we are actively seeking suitable properties to acquire and expand our operations to meet NRC's needs.

Dispensaries

Green Farmacy Bisbee

NRC's Green Farmacy dispensary in Bisbee, Arizona operates in a 1,200 square foot commercial space and is open 7 days a week with more than 30 hours of operation each week. Two (2) part-time employees of YiLoLife are provided to staff and operate the Bisbee dispensary for NRC. The Bisbee building is owned by YiLoLife's wholly-owned subsidiary, JJ Empire, LLC and leased to NRC.

31

YiLo Superstore Phoenix

NRC's YiLo Superstore in Phoenix, Arizona operates in a 2,000 square foot space and is open 7 days a week with more than 91 hours of operation each week. Approximately 15 full time employees of YiLoLife staffs the YiLo Superstore dispensary for NRC. An average of over 300 patient customers purchase in this location per day.

Intellectual Property

We rely on a combination of common law trademark, copyright and trade secret laws, employee and third-party confidentiality agreements and license agreements to protect our intellectual property. Our intellectual property is principally held by our affiliate, YiLoLife, LLC, a New Mexico limited liability company.

Employees

As of the date of this offering circular, the YiLoLife Inc. companies employ 28 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. All of our employees are at-will employees.

Some of our personnel and executives, including our Chief Financial Officer and Medical Director are independent contractors and not employees and have no long-term agreements with the Company at this time.

Government and Environmental Regulation

Although the cultivation, possession, sale and distribution of marijuana is illegal under United States federal law, twenty-three states plus the District of Columbia permit the use of cannabis for medical purposes under a doctor's direction. Colorado and Washington both decriminalized the use of marijuana for adult recreation in 2012 with Oregon, Alaska and Washington, D.C., passing similar measures in 2014. Recreational cannabis sales began on January 1, 2014 in Colorado, and adult use sales began in July of 2014 in Washington State. The revenues in Colorado from legal sales of medical and recreational cannabis jumped from approximately $699 million in 2014 to approximately $996.2 million in 2015. The revenues for the state of Colorado for taxes and license fees related to legal cannabis sales exceeded $135 million in 2015.

At the federal level, marijuana remains classified as a Schedule I substance under the Controlled Substances Act, where Schedule I substances are considered to have a high potential for dependency and no accepted medical use, making distribution of marijuana a federal offense. In October of 2009, the Obama Administration sent a memo to federal prosecutors encouraging them not to prosecute individuals who distribute marijuana for medical purposes in accordance with state law.

In late August of 2013, in what is known as the "Cole Memo," the U.S. Department of Justice announced an update to its marijuana enforcement policy stating that its priorities center on the following factors:

➢	Preventing the distribution to minors;

➢	Preventing revenue from the sale of marijuana going to criminal enterprises, gangs, and cartels

➢	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

➢	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or illegal activity;

32

➢	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

➢	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

➢	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

➢	Preventing marijuana possession or use on federal property.

The Cole Memo clarified that the Department expects states and local governments that have enacted laws authorizing marijuana-related conduct to implement strong and effective regulatory and enforcement systems regarding their own marijuana policies. Only when use, possession, cultivation, or distribution of marijuana has threatened to cause one of the harms identified in the factors above would the Department of Justice act to enforce the U.S. Controlled Substances Act.

In February 2014, FinCEN (the Financial Crimes Enforcement Network, a bureau of the United States Department of the Treasury that collects and analyzes information about financial transactions in order to combat domestic and international money laundering, terrorist financing and other financial crimes) issued guidelines allowing banks to legally provide financial services to operators that hold a valid license ("FinCEN Memo"). The rules state that banks can do business with licensed operators (dispensaries) and "may not" be prosecuted. The guidelines provide that "it is possible [for the banks] to provide financial services" to licensed operators while remaining in compliance with federal anti-money laundering laws.

On December 16, 2014, President Obama signed the so-called "Cromnibus Bill" a hybrid continuing resolution and omnibus spending bill, approving spending for certain federal agencies through September 30, 2015. Section 583 of the Cromnibus Bill prohibits the United States government from using federal funds to prevent states with medical marijuana laws from implementing state laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

In 2015, multiple GOP candidates stated it is time to end the prohibition of marijuana and let the states decide the details about the process of legalization.

Arizona

The Arizona Medical Marijuana Act (AMMA) (A.R.S. § 36-2801) was implemented in 2010 and tightly regulates the Arizona medical marijuana industry. Currently, there are approximately 61,272 medical marijuana patients and 85 operating state-licensed dispensaries in Arizona (out of the original 100 licenses that were granted). AMMA is administered by the Arizona Department of Health Services (ADHS) which also has implemented the rules and regulations applicable to the state's program.

Qualifying medical conditions include: PTSD (post-traumatic stress disorder), cancer, glaucoma, HIV/AIDS, hepatitis C, Crohn's disease, agitation of Alzheimer's disease, ALS (amyotrophic lateral sclerosis, also known as Lou Gehrig's disease), or a chronic or debilitating disease or medical condition, or its treatment, that produces severe and chronic pain, severe nausea, cachexia (wasting syndrome), seizures (including epilepsy), or severe and persistent muscle spasms (including multiple sclerosis).

A qualifying patient may purchase from a non-for-profit medical marijuana dispensary and possess up to 2.5 ounces of usable marijuana every two weeks. If the patient is authorized to grow marijuana they can possess up to twelve plants. A designated caregiver may possess up to 2.5 ounces of usable medical marijuana for each qualifying patient and up to twelve plants for each patient (up to a maximum of five patients).

Insurance

We do not presently have a Directors and Officers insurance policy, nor any policy on the life or lives of any executive. We have property, casualty, or general or product liability insurance. We are evaluating availability and terms of so-called "key person" insurance policies.

Research and Development

We have invested years and considerable capital in developing our precision production methodology including clean and organic active ingredient extraction as well as even disbursement of THC/CBD in each YiLoTM product. For the years ended December 31, 2015 and 2014, we incurred research and development expense of $373,734 and $31,538, respectively.

33

DESCRIPTION OF PROPERTY

Our principal properties consist of our headquarters location and our property located in Bisbee, Arizona, both of which are owned by our wholly-owned subsidiary, JJ Empire, LLC.

Our headquarters is located at 201 S. 36th Street, Phoenix, Arizona and consists of a total of 7,000 square feet. This facility is leased partially to NRC, to Food 2828, LLC, and to a pre-existing tenant, Community Dental Services of Arizona, an affiliate of Carsten Loelke.

Our Bisbee property is located at 1191 S Naco Hwy, Bisbee, Arizona and consists of a total of 1,200 square feet. This facility is leased to NRC which operates its Green Farmacy dispensary out of this location.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Notwithstanding any references to YiLoLife Inc. or any of its subsidiaries, YiLoTM or YiLoLifeTM, all marijuana and marijuana-infused products referenced herein are acquired, possessed, owned, cultivated, manufactured, delivered, transferred, transported, supplied, sold, and/or dispensed exclusively by Natural Relief Clinic, Inc., an Arizona nonprofit corporation ("NRC"), in conformity with nonprofit medical marijuana dispensary licenses issued by the Arizona Department of Health Services. Any express or implied reference herein to the any of the foregoing activities relating to marijuana or marijuana-infused products shall be deemed to be references to the exclusive conduct of NRC. Any reference to the involvement of YiLoLife in such activities is intended to describe YiLoLife's role as a service provider for NRC. NRC does business as YiLoTM and YiLoLifeTM pursuant to a limited nonexclusive branding license granted by YiLoLife, LLC, and it also does business as Green Farmacy.

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements and Industry Data" for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this offering circular.

As a company, YiLoLife Inc. currently provides valuable, ancillary services to Natural Relief Clinic, Inc. ("NRC") located in Arizona, which is our sole client, licensee, lessee, and customer. NRC operates state-compliant medical marijuana dispensaries in Arizona. We fill the void left by the traditional business community who neglect organizations such as NRC despite its need for the same services as other businesses. Viewed together, YiLoLife Inc.'s operating subsidiaries provide substantially all the necessary support services NRC needs to manage its operations – from acquiring cultivation facilities, providing industry-leading proprietary edible infusion processes, and licensing its intellectual property, to leasing support personnel and stocking its YiLoTM-branded products at registered dispensary sites state-wide. Perhaps most importantly, as the exclusive YiLoTM-brand family of service providers, we empower our state-specific clients to contain their costs and ensure consistent results.

Results of Operations

The fiscal years ended December 31, 2014 and December 31, 2015

Revenue. The Company had $5,042,669 in revenue for fiscal year ended December 31, 2014, compared to $3,622,005 in revenue for fiscal year ended December 31, 2015. All of the Company's revenue is derived from its sole client, NRC.

The consolidated incomes of JJ Empire LLC and Food 2828 LLC (subsequently transferred to the parent company YiLo Life Inc.) are derived from management incomes charged for services provided to NRC.   The income charged to the related party for services performed was at a different internal markup 2014 versus 2015 resulting in greater accrual based income in 2014 versus 2015.  Despite lower accrual revenues in 2015, cash basis revenues increased 2015 versus 2014 for the consolidated management entities.

34

As stated above, accrual based revenues decreased due to a change in the internal markup of goods and services sold to NRC to reflect a more realistic and balanced mark-up for such goods and services.  Cash basis revenues for JJ Empire LLC were $2,635,509.33 in 2015 versus $2,492,704.75 in 2014, and for Food 2828 were $1,145,527.20 in 2015 versus $1,050,900.74 in 2014.

Operating Expenses. Selling, general, and administrative expenses were $2,557,438 for fiscal year ended December 31, 2014, compared to selling, general, and administrative expenses of $2,757,281 for fiscal year ended December 31, 2015.

Net Income. Net income for the fiscal year ended December 31, 2014 was $2,485,231, compared to net income of $864,724 for fiscal year ended December 31, 2015. See "Revenue" above.

Liquidity and Capital Resources

We had net cash of $79,458 at December 31, 2014 and $56,395 at December 31, 2015.

During fiscal year ended December 31, 2014, we had net cash provided by operating activities of $1,048,772. This was primarily due to net income of $2,485,231 and an increase in accounts receivable of ($1,492,585) from a related party.

During fiscal year ended December 31, 2015, we had net cash provided by operating activities of $462,701. This was primarily due to net income of $864,724, and depreciation of $123,876, and increase of accounts receivable from a related party of ($633,496), and a increase of accounts payable and accrued expenses of $107,342.

Net cash used by investing activities was ($311,338) for fiscal year ended December 31, 2014 compared to net cash used in investing activities of ($235,019) for fiscal year ended December 31, 2015. Net cash used in investing activities related to purchases of property and equipment.

Net cash used by financing activities was ($737,629) for fiscal year ended December 31, 2014 compared to net cash used by financing activities of ($250,745) for fiscal year ended December 31, 2015. Since inception, our capital needs have partially been met from a note issued to our Stockholders. The total principal amount of the note was $578,625 which was paid back during fiscal year ended December 31, 2015. The principal balance of the note as of December 31, 2015 was $2,100 and accrued interest expense was $150,662.

We will have additional capital requirements during 2016 and 2017. We do not expect to be able to satisfy our anticipated cash requirements through sales activity, and therefore we will attempt to raise additional capital through the sale of our common stock pursuant to this offering circular once it is qualified by the Securities and Exchange Commission.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.

Off-Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Critical Accounting Policies

Principles of Consolidation – The consolidated financial statements included in this offering circular include the accounts of Yilolife Inc. and the entities with common ownership JJ Empire LLC, Food 2828 LLC and the following development stage companies, YiLo Life LLC, Green Outlet Life LLC, YiLo CBD LLC, Commercial Business Development LLC and Commercial Business Development Arizona, LLC as of December 31, 2015 (collectively, the "Company") and have been prepared in accordance with GAAP. All significant intercompany transactions and balances have been eliminated in consolidation.

35

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting – The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents – For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents.

Accounts Receivable – The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debt.

Property and Equipment – Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Leasehold improvements are amortized over the lessor of the life of the lease or service lives of the improvements using the straight-line method. Renovations and improvements that add utility or significantly extend the useful life of assets are capitalized. Repair and maintenance costs are expensed as incurred.

Long-Lived Assets – GAAP requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

Compensated Absences – The Company allows full-time employees to receive compensation for vacation and sick leave. Compensated absences for vacation and sick pay have not been accrued since they cannot be carried forward from year to year, but are expensed as incurred.

Revenue Recognition – The Company provides consulting and management services. Revenue, which includes consulting, management services, and rent, is recognized when earned.

Advertising expenses – Advertising and marketing costs are expensed as incurred. Advertising expense for the year ended December 31, 2015 was $139,151.

Income Taxes – The Consolidated common ownership pass-through entities are primarily taxed as a sub chapter S corporation under the Internal Revenue Code and applicable state statues. On a sub chapter S corporation return, the income of the Company flows through to the Stockholders to be taxed at the individual level rather than the Company level. Accordingly, the Company has no material tax liability at December 31, 2015. Subsequent to the year ended December 31, 2015 YiLoLife Inc. the parent company will be taxed as a C Corporation.

Concentration of Risk – The Company has risk with respect to revenue, because the Company's main source of income arises from consulting and management services. In addition, the Company's income is primarily received from transactions in Arizona.

Credit Related Financial Instruments – In the ordinary course of business, the Company has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

36

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Below are the names and certain information regarding the Company's executive officers, directors and significant employees.

Name	Position	Age	Term of Office(1)	Approximate hours per week for part-time employees(2)
Executive Officers:
Carsten Loelke	Chief Executive Officer, Chairman of the Board	59	Starting April 2011	N/A
Elizabeth Loelke	Chief Information Officer	42	Starting April 2011	N/A
Terence P. Mullane	Chief Financial Officer	59	Starting October 2014	5
Dr. Rob Streisfeld	Medical Director	47	Starting January 2014	5
Directors:
Carsten Loelke	Chairman of the Board	59	Starting April 2011	N/A
Elizabeth Loelke	Director	42	Starting April 2011	N/A
Significant employees:
N/A

_______________

(1)

The Executive officers serve until resignation or removal. The Directors serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Carsten and Elizabeth Loelke started working with certain of the Company's subsidiaries in April 2011 and have been associated with the Company since its inception in May 2015.

(2)

Carsten and Elizabeth Loelke will work full time for the Company. Mr. Mullane provides services to the Company on an as-need basis as an independent contractor. Dr. Rob Streisfeld provides his services as an independent contractor. Dr. Streisfeld and Terence P. Mullane each devote approximately 5 hours per week to Company matters.

Family Relationships

Carsten Loelke and Elizabeth Loelke are married. Otherwise, there are no family relationships between and director, executive officer, person nominated or chosen by the company to become a director or executive officer or any significant employee.

Business Experience

Carsten Loelke ("Carsten") – Chief Executive Officer and Chairman of the Board of Directors

Carsten is one of the founders and the principal executive officer of the Company and its wholly-owned subsidiaries. He has 25 years' experience in the medical, construction, wholesale distribution, and service industries. Carsten's business plan, investment dollars, commitment, and leadership has grown the Company's YiLoTM brand into a nationally prominent marijuana-related brand.

Since August 2011, Carsten has served as the President and Chief Executive Officer of Natural Relief Clinic, Inc. In addition, he founded one of the Company's wholly-owned subsidiaries, JJ Empire, LLC in September 2011, and subsequently founded and served as an executive officer in the Company's other wholly-owned subsidiaries.

37

In 2007, Carsten founded Community Dental Foundation, an Arizona charitable organization which provides mobile access to dental services mostly for children with no dental insurance and low incomes. Community Dental currently provides dental services to more than 6,000 children annually.

Originally from Germany, Carsten founded a successful real estate investment and management company in Florida in 2001 before moving to Arizona in 2007.

Prior to moving to the U.S., Carsten owned and operated his own consulting firm in Berlin, Germany, where he provided a wide variety of strategic and operational services to companies in the medical, construction, and beauty services industries. During this time, Carsten also directed all operations of a $42 million natural stone business with domestic and international sales, where he increased revenues, streamlined business and production processes, and implemented a new sales and distribution model.

Carsten received his MBA in 1988 from the University for Technology and Economics (Hochschule für Techik und Witschaft) in Berlin, Germany; he received his Master's Degree in 1979 in Political Economics from Bruno Leuscher in Berlin, his Bachelor's degree in 1981 in Psychology/Education from the University Karl Liebknecht, and his Bachelor's degree in 1979 in Political Science from the University of Engineering Economics. Carsten and Elizabeth are husband and wife.

Terence P. Mullane ("Terry") – Chief Financial Officer

Terry serves as the Company's acting Chief Financial Officer. He has over 28 years of corporate experience with senior roles in operations, finance and systems for Lucent Technologies, Sony Corporation, and other firms. He has lead merger divisional, and business controllership and CFO roles, integrated over 50 acquisitions, managed global shared services, corporate consolidation, and deployed multiple ERP systems on a global basis.

These roles entailed business planning, cash management, cost reduction, system streamlining and process enhancement for internal controls, customer responsiveness, and business decision-making information. Building on this experience, Terry launched his consulting company in 2007 which he continues to operate in addition to his role with the Company. His consulting company has successfully completed projects such as reworking statutory reporting globally for Bloomberg, migrating Latin America division into shared service and deploying the Oracle ERP systems for Pfizer, developing the strategy for Bank of America's general ledger conversion. Additionally, he has mentored early stage start-up companies and supported technology solutions for manufacturing, internet distribution, and banking firms across the U.S. before he settled in Arizona where he continues to operate as an interim CFO, COO and Advisory Board member for firms across the state.

Terry has an Economics degree from Bethany College, an MBA from Pace University and holds active licenses as a CPA, CMA, and CFM and related accounting certifications. He graduated from the Babson College Entrepreneurship Executive Management programs and is an Adjunct Accounting professor at Grand Canyon University.

Elizabeth Yi Loelke ("Elizabeth") – Chief Information Officer, Director

Elizabeth is one of the founders of the Company. She is passionate about enhancing the lives of patients while changing the perception of marijuana to a viable and safe medicine for a multitude of conditions.

Since August 2011, Elizabeth has served as the Vice President of Natural Relief Clinic, Inc. In addition, she founded one of the Company's wholly-owned subsidiaries, JJ Empire, LLC in September 2011, and subsequently founded and served as an executive officer in the Company's other wholly-owned subsidiaries.

In addition to her role with our Company, she also serves as the Vice President and Co-Founder of Community Dental Foundation, which provides mobile access to dental services mostly for children with no dental insurance and low incomes. Community Dental currently provides dental services to more than 6,000 children annually. Prior to starting the Community Dental Foundation in 2007, Elizabeth served as a Change Management Analyst for Florida Power and Light, where she spearheaded a $25 million SAP corporate-wide implementation, as well as developing a range of training tools and training for Florida Power.

With a Master's Degree in 2000 in Finance from Florida International University, Elizabeth has merged her education and knowledge with business skills to operate YiLoLife. Elizabeth also received her Bachelor's degree in Business Administration in 1995 from Florida International University, where she was a member of the Financial Management Association. Carsten and Elizabeth are husband and wife.

38

Dr. Rob Streisfeld – Medical Director

Since 2014, Dr. Streisfeld has served as Medical Director and supports our operations and education for our medical marijuana dispensary client, NRC, and its wholesale operations. Since 2004 Dr. Streisfeld has been a director of Personal Health Design, Inc. where he has served as a consultant, educator and brand ambassador for the natural products industry. Dr. Streisfeld is a consumer advocate and educator with ten years of natural health & natural products industry experience. A Doctor of Naturopathic Medicine and Certified Natural Food Chef, "Doc Rob," as he is known, provides an informed and innovative perspective to support branding, marketing, public relations, and other business development needs of the Company. Over the past decade, Doc Rob has helped to identify and expand key health categories such as probiotics, enzymes, whey protein, fermented foods, and whole food supplements. His most recent focus is rooted in cannabis, cannabinoids, and the benefits they offer.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past five years:

1. any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or

2. any conviction in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors of the Company during our last completed fiscal year ended December 31, 2015.

Name	Capacities in which compensation was received (e.g., Chief Executive officer, director, etc.)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Carsten Loelke[1]	Chief Executive Officer, Chairman of the Board of Directors	$204,000	N/A	$204,000
Elizabeth Loelke[2]	Chief Information Officer, Director	$230,500	N/A	$230,500
Terence P. Mullane[3]	Chief Financial Officer	$7,150	N/A	$7,150

________________

1.

In 2015, Mr. Loelke received $25,000 of the salary owed him by Food 2828, LLC from calendar year 2013. As executive compensation for executive services provided to JJ Empire, LLC, Mr. Loelke received $179,000 in 2015 (with $120,000 related to calendar year 2012 and $59,000 related to calendar year 2013). See "Proposed Compensation."

2.

In 2015, Ms. Loelke received $25,000 of the salary owed her by Food 2828, LLC from calendar year 2013. As executive compensation for executive services provided to JJ Empire, LLC, she received $205,500 in 2015 (with $120,000 related to calendar year 2012 and $85,500 related to calendar year 2013). See "Proposed Compensation."

3.	Mr. Mullane provides services to the Company on an as-need basis as an independent contractor and bills the Company by the hour.

39

The following table sets forth the aggregate annual compensation of the Company's directors as a group during our last completed fiscal year ended December 31, 2015.

	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
All of the Company's directors as a group. The Company had two (2) directors.	$434,500	N/A	N/A

Proposed Compensation

Founder, Chairman and Chief Executive Officer Compensation

Our Chairman and CEO Carsten Loelke, is also our founder and, together with his affiliates, a principal stockholder. Carsten presently defers the substantial majority of his executive compensation from the Company.

However, Carsten has accrued deferred compensation from Food 2828, LLC, of $125,000 for the calendar year 2013, $200,000 for calendar year 2014, and $130,000 for calendar year 2015. The total amount of deferred gross salary due to Carsten from Food 2828, LLC, through 2015 is $455,000. In 2015, Carsten received $25,000 of the salary owed him from calendar year 2013. Carsten's salary from Food 2828, LLC for calendar year 2016 has been set at $130,000 and no salary, deferred or otherwise, has been paid to him in 2016 as of the date of this offering circular.

Carsten also accrued deferred compensation from JJ Empire, LLC, of $80,000 for calendar year 2013, $140,000 for calendar year 2014, and $200,000 for calendar year 2015. As executive compensation for executive services provided to JJ Empire, LLC, he received $11,000 in 2013 (related to calendar year 2013), $60,000 in 2014 (related to calendar year 2014), and $179,000 in 2015 (with $120,000 related to calendar year 2012 and $59,000 related to calendar year 2013). The total amount of deferred gross salary due to Mr. Loelke from JJ Empire, LLC through 2015 is $420,000. Carsten's salary from JJ Empire, LLC for calendar year 2016 has been set at $200,000 and no salary, deferred or otherwise, has been paid to him in 2016 as of the date of this offering circular.

Carsten and Elizabeth Loelke have made substantial loans to the Company through its subsidiaries which loans also accrue interest. See "Interest of Management and Others in Certain Transactions".

None of the proceeds from this offering will be used to pay deferred compensation to Mr. Loelke.

Founder and Chief Information Officer Compensation

Our co-founder and Chief Information Officer, Elizabeth Loelke is, together with her affiliates, a principal stockholder of the Company. She does not presently receive any salary or distributions from the Company, but rather is deferring a substantial portion of her salary.

However, Ms. Loelke has accrued deferred compensation from Food 2828, LLC, of $125,000 for the calendar year 2013, $200,000 for calendar year 2014, and $130,000 for calendar year 2015. The total amount of deferred gross salary due to Ms. Loelke from Food 2828, LLC, through 2015 is $455,000. In 2015, Ms. Loelke received $25,000 of the salary owed her from calendar year 2013. Ms. Loelke's salary from Food 2828, LLC for calendar year 2016 has been set at $130,000 and no salary, deferred or otherwise, has been paid to her in 2016 as of the date of this offering circular.

Ms. Loelke also accrued deferred compensation from JJ Empire, LLC, of $60,000 for calendar year 2013, $160,000 for calendar year 2014, and $200,000 for calendar year 2015. As executive compensation for executive services provided to JJ Empire, LLC, she received $4,500 in 2013 (related to calendar year 2013), $40,000 in 2014 (related to calendar year 2014), and $205,500 in 2015 (with $120,000 related to calendar year 2012 and $85,500 related to calendar year 2013). The total amount of deferred gross salary due to Ms. Loelke from JJ Empire, LLC through 2015 is $420,000. Ms. Loelke's salary from JJ Empire, LLC for calendar year 2016 has been set at $200,000 and no salary, deferred or otherwise, has been paid to her in 2016 as of the date of this offering circular.

None of the proceeds from this offering will be used to pay deferred compensation to Ms. Loelke.

40

Director Compensation

At this time the Company does not separately compensate its directors.

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives.

Equity Incentive Plan

The Company adopted the YiLoLife, Inc. 2016 Equity Incentive Plan effective January 1, 2016 (the "2016 Plan"). The purpose of the 2016 Plan is to provide financial incentives for selected employees, consultants and advisors, and non-employee directors of the Company and its Affiliates. The 2016 Plan is administered by a Committee. The Committee is made up of the Board of Directors of the Company which may delegate its duties to a committee of at least two (2) members of the Board of Directors. The Committee has the power to select recipients of awards under the 2016 Plan and determine the amount of the award. The maximum number of shares that may be issued under the 2016 Plan pursuant to awards is 500,000 shares of the Company's Class A Common Stock. The directors and executive officers of the Company are eligible for awards under the 2016 Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information, as of June 24, 2016 (before commencement of this Offering), with respect to the beneficial ownership of the Company's outstanding common stock by (i) all executive officers and directors as a group, (ii) each director or executive officer who beneficially owns more than 10% of any class of the Company's voting securities; and (iii) any other securityholder who beneficially owns more than 10% of any class of the Company's voting securities.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class(2)
Class A Common Stock	Carsten Loelke 201 S. 36th Street Phoenix, Arizona 85260	180,000,000 shares of Class A Common Stock	None	100%

Class A Common Stock	Elizabeth Loelke 201 S. 36th Street Phoenix, Arizona 85260	See footnote 2 below.	None	See footnote 2 below.

Class A Common Stock	All executive officers and directors as a group(1)	180,000,000 shares of Class A Common Stock	None	100%

Class B Common Stock	Carsten Loelke 201 S. 36th Street Phoenix, Arizona 85260	2,000 shares of Class B Common Stock	None	100%

Class B Common Stock	Elizabeth Loelke 201 S. 36th Street Phoenix, Arizona 85260	See footnote 2 below.	None	See footnote 2 below.

Class B Common Stock	All executive officers and directors as a group(1)	2,000 shares of Class B Common Stock	None	100%

_________________

(1)	The Company's sole executive officers and directors are Carsten Loelke and Elizabeth Loelke.

(2)

180,000,000 shares of Class A Common Stock are owned by Gold Century Enterprises Limited, of which each of Carsten Loelke and Elizabeth Loelke are controlling members. Each of Carsten Loelke and Elizabeth Loelke own 1,000 shares of Class B Common Stock individually.

41

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

YiLoLife Inc. is the parent company to several related affiliated entities including Food 2828, LLC, JJ Empire, LLC, YiLo CBD LLC, YiLoLife, LLC, and Commercial Business Development LLC. These companies were founded and built both in capital and management skill by our founders Carsten Loelke and Elizabeth Loelke. Despite their commonality of origin and present and historical ownership, these companies have distinct business focuses. The YiLoTM-affiliated companies strive to offer their specialized services to their sole client, Natural Relief Clinic, Inc. Because of their sector specialization and shared mission, these companies strive to work synergistically and regularly conduct transactions together, as more fully described below.

Our President and CEO Directs the Business of Our Key Client

Our President and CEO, Carsten Loelke, is a member of the Board of Directors, Chairman, and President of Natural Relief Clinic, Inc. ("NRC") the registered non-profit medical marijuana dispensary licensed by the State of Arizona to cultivate, prepare, and distribute medical marijuana to qualifying patients. Under NRC's bylaws, Loelke's positions with NRC are life appointments. NRC and certain YiLoLife related-companies enter into agreements to provide various services including commercial leasing, staffing, non-marijuana supply and food ingredients sourcing, intellectual property, and as well as other matters.

Our Founders Have Loaned Funds to JJ Empire LLC and Food 2828 LLC and to Natural Relief Clinic, Inc.

In addition to their other investments into the respective YiLoLife companies, our founders, Carsten Loelke and Elizabeth Loelke have made significant loans to certain related companies.

Specifically, the Loelke's entered into a loan agreement with Food 2828, LLC, on January 10, 2013, pursuant to which they provided Food 2828, LLC loans totaling $170,000, the balance of which accrued interest and originally would mature not later than January 10, 2018. Later, on January 1, 2014, the Loelke's entered into a separate loan agreement with Food 2828, LLC, pursuant to which they provided Food 2828, LLC, additional sums totaling $38,000. At that time, the loans were consolidated, the maturity date extended to January 1, 2019, and the interest rate retroactively reduced to 3% per annum. As of June 2015, the loan was fully paid off.

Also, the Loelke's entered into a loan agreement with Natural Relief Clinic, Inc. on January 13, 2013, pursuant to which they provided NRC a line of credit in the principal amount of $175,000, the balance of which accrues interest at 3% per annum, and is payable no later than January 1, 2019. The loan was satisfied as of November 30, 2015.

Previously, the Loelke's provided JJ Empire, LLC, loans in the total amount of $800,000, which balance accrued interest at the retroactively reduced rate of 3% per annum. While repayment was due no later than January 8, 2019, the remaining principal amount owing on such loans was $2,100 as of December 31, 2015.

JJ Empire, LLC, Leases Facilities to Community Dental Services

JJ Empire, LLC, our management services company, also owns and manages our present facilities. It continues to lease office space in exchange for monthly rent of $500 to a pre-existing tenant, Community Dental Services, an organization founded by Loelke.

JJ Empire, LLC, Leases Facilities to Natural Relief Clinic, Inc.

JJ Empire, LLC, our management services company also owns and manages our present facilities. It leases a portion of our Phoenix headquarters building designated as the warehouse area to Natural Relief Clinic, Inc., a registered non-profit medical marijuana dispensary. Under the terms of the commercial lease, NRC pays JJ Empire, LLC, $25,000 per month during the term of the lease. The initial term of the lease extends to April 30, 2017, and is renewable for additional one year terms at NRC's option upon the same lease terms.

JJ Empire, LLC also leases a building located at 1191 S. Naco Highway, Bisbee, Arizona to NRC. Under the terms of the commercial lease, NRC pays JJ Empire, LLC, $8,000 per month during the term of the lease. The initial term of the lease extends to April 30, 2017, and is renewable for additional one year terms at NRC's option upon the same lease terms.

42

JJ Empire, LLC, Leases Facilities to Food 2828, LLC

JJ Empire, LLC, leases an area of our Phoenix facility to Food 2828, LLC. Under the terms of the commercial lease, Food 2828, LLC, is to pay JJ Empire $1,000 per month during the remaining term of the lease. The initial term of the lease expired April 30, 2014, but is renewable annually at Food 2828 LLC's option. JJ Empire, LLC may increase the rental rate upon exercise of Food 2828, LLC's option to renew.

Food 2828, LLC, Subleases of Kitchen Area to Natural Relief Clinic, Inc.

Our subsidiary Food 2828, LLC, leases an area improved by Food 2828, LLC into a kitchen and an adjoining area to NRC, a registered non-profit medical marijuana dispensary in which the dispensary produces cannabis-infused edible products, as authorized by the State of Arizona. Under the terms of the commercial lease, NRC is to pay Food 2828, LLC, $3,000 per month during the term of the lease. The initial term of the lease expired April 30, 2014, but is renewable annually at NRC's option. Food 2828, LLC may increase the rental rate upon exercise of NRC's option to renew.

JJ Empire, LLC, Provides Staffing and Management Services to Natural Relief Clinic, Inc.

NRC engages the services of JJ Empire to manage substantially all of its staffing and human resources requirements. Under the agreement, JJ Empire, LLC, recruits, screens, interviews and assigns employees and independent contractors to positions within NRC. Each employee or independent contractor is sub-assigned to NRC where, depending upon his or her responsibilities, he or she may be required to register with the Arizona Department of Health Services as a dispensary agent. In such cases, JJ Empire, LLC assists NRC with managing that process and obtaining the necessary clearances. JJ Empire pays all wages, withholding taxes and other benefits for each worker. NRC pays JJ Empire a contract rate based upon the number of workers and their particular roles and responsibilities.

JJ Empire, LLC and NRC are presently contemplating a modification of their arrangement to include other revenue arrangements which may include base contract rates plus revenue sharing, although final agreements are not yet concluded.

There is no written agreement between JJ Empire, LLC and NRC pertaining to staffing and management services.

NRC Retains Food 2828, LLC to Provide Kitchen Staffing and Culinary Sourcing and Management

NRC engages the services of Food 2828, LLC, to provide kitchen staffing and culinary sourcing and management. Under the agreement, Food 2828, recruits, screens, interviews and assigns employees and independent contractors to culinary-related positions within NRC. Each employee or independent contractor is sub-assigned to NRC where, depending upon his or her responsibilities, he or she may be required to register with the Arizona Department of Health Services as a dispensary agent. In such cases, Food 2828 assists NRC with managing that process and obtaining the necessary clearances. Food 2828 pays all wages, withholding taxes and other benefits for each worker. NRC pays Food 2828 a contract rate based upon the number of workers and their particular roles and responsibilities.

Additionally, Food 2828 sources and provides kitchen equipment, culinary ingredients such as premium Belgian chocolate and others, and manages inventory systems and controls.

NRC and Food 2828, LLC are presently contemplating a modification of their arrangement to include other revenue arrangements which may include base contract rates plus revenue sharing, although final agreements are not yet concluded.

There is no written agreement between JJ Empire, LLC and NRC pertaining to kitchen staffing and culinary sourcing and management services.

Accounts Receivable From Natural Relief Clinic, Inc.

Our Company, through our subsidiaries JJ Empire, LLC and Food 2828, LLC, had approximately $4,895,413 in total outstanding accounts receivable from NRC as of December 31, 2015. As of June 6, 2016, the accounts receivable from NRC were approximately 5,283,337.

43

NRC Licenses YiLoTM and YiLoLifeTM brand from YiLoLife, LLC

YiLoTM and YiLoLifeTM are trademarks owned by YiLoLife LLC, a New Mexico limited liability company, along with substantially all other intellectual property associated with the YiLo brand. NRC licenses the brand, trademark, and other intellectual property from YiLoLife LLC on a semi-exclusive basis, which provides NRC with State-specific exclusivity, except as to concurrently licenses also held certain of YiLoLife, LLC's affiliates.

NRC and Commercial Business Development Arizona, LLC, Letter of Intent Regarding Facilities

NRC and Commercial Business Development Arizona, LLC, contemplate entering into one or more definitive agreements relative to the leasing of certain facilities including all or part of a 300,000 square foot cultivation facility, one 50,000 – 100,000 square foot urban food processing and distribution facility which may include a retail dispensary, and an approximately 2,000 square foot urban retail dispensary. The parties anticipate such lease(s) terms will include base plus revenue percentage rent terms.

Formation of YiLoLife, Inc. and Related Stock Issuances

In connection with the formation of the Company and in exchange for cash consideration of $1,000, Golden Century Enterprises Limited was issued 180,000,000 shares of the Company's Class A Common Stock on May 11, 2015. Golden Century Enterprises Limited is owned and controlled by Carsten Loelke and Elizabeth Loelke.

In connection with a reorganization whereby 100% of the membership interests of Food 2828, LLC, a New Mexico limited liability company, JJ Empire, LLC, a New Mexico limited liability company, YiLoLife, LLC, a New Mexico limited liability company, and YiLo CBD, LLC, a New Mexico limited liability company, were exchanged by Carsten and Elizabeth Loelke for a total of 2,000 shares of the Company's Class B Common Stock effective January 2016 (1,000 shares of Class B Common Stock were issued to each of Carten Loelke and Elizabeth Loelke) representing all of the authorized Class B Common Stock of the Company.

SECURITIES BEING OFFERED

The authorized capital stock of the Company consists of 1,000,002,000 shares of common stock, par value $0.0001 per share ("Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share, ("Preferred Stock"). As of June 24, 2016, there were 180,002,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock are issued and outstanding.

Preferred Stock

Our Certificate of Incorporation authorizes, subject to limitations prescribed by law, the Company to issue up to an aggregate of 2,000,000 shares of preferred stock in one or more series and authorizes our Board of Directors to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, voting rights, preferences, dividend rights, conversion rights, redemption privileges, liquidation preferences, and other rights of the shares of each series and the qualifications, limitations and restrictions thereof. No series of Preferred Stock is authorized at this time. The Company has no current arrangements, undertakings or plans with respect to the issuance of Preferred Stock. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

Common Stock

Our Certificate of Incorporation authorizes the issuance of up to 1,000,002,000 shares of Common Stock, par value $0.0001 per share, of which 1,000,000,000 are designated as Class A Common Stock, 180,000,000 of which are issued and outstanding, and 2,000 shares are designated Class B Common Stock, all of which are issued and outstanding.

44

Holders of our Common Stock are entitled to one vote, in person or by proxy, for each share held by them of record on the books of the Company in all matters submitted to a vote by the stockholders. While equal to the Class A Common Stock in terms of rights and ratable interest in the assets of the Company, the holders of Class B Common Stock, as a class, may elect that number of directors of the Company's whole Board of Directors as constitutes the majority of such directors. In the sole discretion of the holder or respective holders of the Class B Common Stock, shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis.

Action by written consent of the stockholders requires the consent of a majority of stockholders entitled to vote on such, unless a different proportion is required for the subject matter. The Class B Common Stockholders are entitled to elect a majority of the Company's directors. No cumulative voting is permitted or required for the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities, subject to the rights of any outstanding series of Preferred Stock.

There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock offered by the Company in connection herewith will, when issued, be validly issued, fully paid and non-assessable, and the holders thereof shall have no preemptive rights.

The Company has elected to not be governed by §203 of Title 8 of the Delaware General Corporation Law relating to restrictions on business combinations with interested shareholders.

Limitation of Liability and Indemnification

Our Certificate of Incorporation eliminates, subject to certain exceptions, the personal liability of directors to the Company or its stockholders from monetary damages for breaches of fiduciary duty by such directors. The Company will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

45

Report of Independent Auditors on the Consolidated Financial Statements of

YILOLIFE INC AND CONSOLIDATED ENTITIES

December 31, 2015

F-1

YILOLIFE INC.

CONSOLIDATED FINANCIAL STATEMENTS WITH SUPPLEMENTAL INFORMATION

Year ended December 31, 2015

F-2

INDEPENDENT AUDITORS' REPORT

To the Stockholders' of

YiLoLife Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying financial statements of YiLoLife Inc. which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of income and stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YiLoLife Inc. and consolidated entities as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying supplemental information, selling, general, and administrative expenses, is presented for the purposes of additional analysis and is not a required part of the basic financial statements of YiLoLife Inc. and consolidated entities. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

Phoenix, Arizona

May 24, 2016

METZ & ASSOCIATES, PLLC | CERTIFIED PUBLIC ACCOUNTANTS

F-3

YILOLIFE INC.

CONSOLIDATED BALANCE SHEET

December 31, 2015

ASSETS

Current Assets
Cash	$56,395
Due from related party	4,895,413
Due from shareholders	1,000
Prepaid insurance	1,500

TOTAL CURRENT ASSETS	4,954,308

Property and equipment	1,407,952
Less: Accumulated depreciation	(278,531)

Net property and equipment	1,129,421

TOTAL ASSETS	$6,083,729

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$160,848
Current portion of auto loans	25,676
Refundable security deposit	6,000

TOTAL CURRENT LIABILITIES	192,524

Non-Current Liabilities
Long term note payable to related party	2,100
Auto loans, net of current portion	42,908

TOTAL NON-CURRENT LIABILITIES	45,008

TOTAL LIABILITIES	237,532

Stockholders' equity	5,846,197

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,083,729

The accompanying notes are an integral part of these financial statements.

F-4

YILOLIFE INC.

CONSOLIDATED STATEMENT OF INCOME & STOCKHOLDERS' EQUITY

Year ended December 31, 2015

Revenue	$3,622,005
Selling, general, and administrative expenses	2,757,281

NET INCOME	864,724

Stockholders' equity at beginning of period	5,120,652
Add: Capital contribution	10,226
Less: Distributions	(149,405)

STOCKHOLDERS' EQUITY AT THE END OF PERIOD	$5,846,197

The accompanying notes are an integral part of these financial statements.

F-5

YILOLIFE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2015

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$864,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	123,876
(Increase)/decrease in:
(Increase) in accounts receivable due from related party	(633,496)
Decrease in employee advance	1,755
(Increase) in prepaid insurance	(1,500)
Increase/(decrease) in:
(Decrease) in accounts payable and accrued expenses	107,342

NET CASH PROVIDED BY OPERATING ACTIVITIES	462,701

CASH FLOWS USED BY INVESTING ACTIVITIES:
Purchases of property and equipment	(235,019)

NET CASH USED BY INVESTING ACTIVITIES	(235,019)

CASH FLOWS USED BY FINANCING ACTIVITIES:
Proceeds from notes	144,321
Repayment of notes	(255,887)
Proceeds from contributions	10,226
Dividends	(149,405)

NET CASH USED BY FINANCING ACTIVITIES	(250,745)

NET DECREASE IN CASH	(23,063)

CASH AT BEGINNING OF YEAR	79,458

CASH AT END OF YEAR	$56,395

The accompanying notes are an integral part of these financial statements.

F-6

YILOLIFE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of YiLoLife Inc. ("Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles (GAAP) and have been consistently applied in the preparation of the financial statements.

Nature of Operations – The Company was incorporated on May 11, 2015 in the state of Delaware. The Company is engaged primarily in the management and consulting business as well as other businesses that are generally tied to the consulting business. The Company operates primarily in the state of Arizona.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Yilolife Inc. and the entities with common ownership JJ Empire LLC, Food 2828 LLC and the following development stage companies, YiLo Life LLC, Green Outlet Life LLC, YiLo CBD LLC, Commercial Business Development LLC and Commercial Business Development Arizona, LLC as of December 31, 2015 (collectively, the "Company") and have been prepared in accordance with GAAP. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting – The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents – For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents.

Accounts Receivable – The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debt.

Property and Equipment – Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Leasehold improvements are amortized over the lessor of the life of the lease or service lives of the improvements using the straight-line method. Renovations and improvements that add utility or significantly extend the useful life of assets are capitalized. Repair and maintenance costs are expensed as incurred.

Long-Lived Assets – GAAP requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

Compensated Absences – The Company allows full-time employees to receive compensation for vacation and sick leave. Compensated absences for vacation and sick pay have not been accrued since they cannot be carried forward from year to year, but are expensed as incurred.

F-7

YILOLIFE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition – The Company provides consulting and management services. Revenue, which includes consulting, management services, and rent, is recognized when earned.

Advertising expenses – Advertising and marketing costs are expensed as incurred. Advertising expense for the year ended December 31, 2015 was $139,151.

Income Taxes – The Consolidated common ownership pass-through entities are primarily taxed as a sub chapter S corporation under the Internal Revenue Code and applicable state statues. On a sub chapter S corporation return, the income of the Company flows through to the Stockholders to be taxed at the individual level rather than the Company level. Accordingly, the Company has no material tax liability at December 31, 2015. Subsequent to the year ended December 31, 2015 YiLoLife Inc. the parent company will be taxed as a C Corporation.

Concentration of Risk – The Company has risk with respect to revenue, because the Company's main source of income arises from consulting and management services to the medical marijuana industry. For the year ended December 31, 2015 all of the Company's revenue is derived from a single client who is also a related party.

Credit Related Financial Instruments – In the ordinary course of business, the Company has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		Estimated Useful Life

Automobiles	$157,944	5 years
Buildings	366,217	39 years
Equipment	141,751	5-7 years
Furniture & fixtures	176,350	5-7 years
Land	42,365
Leasehold improvements	480,867	15 years
Software	42,458	3 years
	1,407,952
Accumulated depreciation	(278,531)
	$1,129,421

Depreciation charged to income was $123,876 for the year ended December 31, 2015.

NOTE C – OPERATING LEASES

Office Facility – The Company currently rents one office facility with on a month to month basis. The average rent is $1,000 per month.

Total rent payments, including those for month to month rentals, amounted to $12,000 for the year ended December 31, 2015.

F-8

YILOLIFE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE D – FAIR VALUE MEASUREMENTS

GAAP provide a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Assets and liabilities that are required to be recorded at fair value in the balance sheet are categorized based on the inputs to valuation techniques as follows:

Level 1. These assets and liabilities are where values are based on unadjusted quoted prices for identical assets in an active market that the Company has the ability to access.

Level 2. These are assets and liabilities where values are based on the following inputs:

•	Quoted prices for similar assets or liabilities in active markets.

•	Quoted prices for identical or similar assets or liabilities in inactive markets.

•	Inputs other than quoted prices that are observable for the asset or liability.

•	Inputs which are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of December 31, 2015 the Company had no asset or liabilities that were required to be valued using the fair value hierarchy. The carrying amounts reflected in the balance sheet for cash and cash equivalents and accounts payable and accrued expenses approximate the respective fair values due to the short maturities of those instruments.

NOTE E – INCOME TAX STATUS

The Company follows GAAP related to uncertainty in income taxes, which require that tax positions initially need to be recognized in the financial statements when it is more likely-than-not that the positions will not be sustained upon examination by the tax authorities. As of December 31, 2015, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

NOTE F – NOTE DUE TO STOCKHOLDERS OF RELATED PARTY

The Company's stockholders have advanced funds to finance its operations. The total agreement was $578,625 at 3.00% per annum as of January 1, 2014. The remaining principal balance on the note as of December 31, 2015 was $2,100.

NOTE G – RELATED PARTY TRANSACTIONS

The Company enters into transactions in the normal course of business with related parties that share common ownership. During the year ended December 31, 2015 transactions from related parties totaled $3,622,005. The Company has a receivable from a related party of $4,895,413 as of December 31, 2015.

F-9

YILOLIFE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE H – LONG-TERM DEBT

The Company has long term debt payable to a financial institution.

Notes payable, payable at $2,145 per month, including interest at 1.00% per annum, secured by an automobile and maturing July 2019.	$68,584

Less current maturities	25,676

$42,908

Aggregate principal payments for the next five years subsequent to December 31, 2015 are as follows:

2016	$25,676
2017	18,160
2018	15,634
2019	9,114
2020	0
$68,584

NOTE I – SUBSEQUENT EVENTS

The Company evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Management has determined that there were no events that occurred that require additional disclosure. Subsequent events have been evaluated through May 24, 2016, which is the date the financial statements were available to be issued.

F-10

SUPPLEMENTAL INFORMATION

YILOLIFE INC.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Year ended December 31, 2015

Advertising	$139,151
Auto expenses	27,020
Contract labor	36,000
Depreciation	123,876
Dues and subscriptions	2,048
Education expense	90,022
Insurance	56,056
Legal fees	102,070
Licenses and permits	25,153
Maintenance and repairs	62,930
Meals and entertainment	9,780
Miscellaneous	11,379
Postage and delivery fees	1,328
Professional services	236,104
Rent	12,000
Research and development	373,734
Salaries and wages	1,074,187
Supplies	216,720
Taxes – payroll	66,477
Taxes - property	6,482
Travel expenses	84,764
$2,757,281

The accompanying independent auditors' report and notes are an integral part of this schedule.

F-11

Report of Independent Auditors on the Consolidated Financial Statements of

JJ EMPIRE LLC AND FOOD 2828 LLC

(YILOLIFE CONSOLIDATED ENTITIES)

December 31, 2014

F-12

YILOLIFE CONSOLIDATED ENTITIES

FINANCIAL STATEMENTS WITH SUPPLEMENTAL INFORMATION

Year ended December 31, 2014

F-13

INDEPENDENT AUDITORS' REPORT

To the Stockholders of

YiLoLife Consolidated Entities

Report on the Consolidated Financial Statements

We have audited the accompanying financial statements of YiLoLife Consolidated Entities which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of income and stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YiLoLife Consolidated Entities as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying supplemental information, selling, general, and administrative expenses, on page 10 is presented for the purposes of additional analysis and is not a required part of the basic financial statements of YiLoLife Consolidated Entities Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

Phoenix, Arizona

May 27, 2016

METZ & ASSOCIATES, PLLC | CERTIFIED PUBLIC ACCOUNTANTS

F-14

YILOLIFE CONSOLIDATED ENTITIES

CONSOLIDATED BALANCE SHEET

December 31, 2014

ASSETS

Current Assets
Cash	$79,458
Due from related party	4,261,917
Due from shareholders	1,000
Employee advance	1,755

TOTAL CURRENT ASSETS	4,344,130

Property and equipment	1,172,933
Less: Accumulated depreciation	(154,655)

Net property and equipment	1,018,278

TOTAL ASSETS	$5,362,408

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$53,506
Current portion of note payable	25,576
Refundable security deposit	6,000
Accrued interest due to related party	150,662

TOTAL CURRENT LIABILITIES	235,744

Non-Current Liabilities
Long term note payable to related party	88,084
Non-current portion of note payable	68,590

TOTAL NON-CURRENT LIABILITIES	156,674

TOTAL LIABILITIES	392,418

Stockholders' equity	4,969,990

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,362,408

The accompanying notes are an integral part of these financial statements.

F-15

YILOLIFE CONSOLIDATED ENTITIES

CONSOLIDATED STATEMENT OF INCOME & STOCKHOLDERS' EQUITY

Year ended December 31, 2014

Revenue	$5,042,669
Selling, general, and administrative expenses	2,557,438

NET INCOME	2,485,231

Stockholders' equity at beginning of period	2,801,989
Add: Capital contribution	49,483
Less: Distributions	(366,713)

STOCKHOLDERS' EQUITY AT THE END OF PERIOD	$4,969,990

The accompanying notes are an integral part of these financial statements.

F-16

YILOLIFE CONSOLIDATED ENTITIES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2014

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$2,485,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	90,347
(Increase)/decrease in:
(Increase) in accounts receivable due from related party	(1,492,585)
Decrease in employee advance	545
Increase/(decrease) in:
(Decrease) in deferred revenue	(20,047)
(Decrease) in accounts payable and accrued expenses	(14,719)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,048,772

CASH FLOWS USED BY INVESTING ACTIVITIES:
Purchases of property and equipment	(311,338)

NET CASH USED BY INVESTING ACTIVITIES	(311,338)

CASH FLOWS USED BY FINANCING ACTIVITIES:
Proceeds from notes	719,451
Repayment of notes	(1,139,850)
Proceeds from contributions	49,483
Dividends	(366,713)

NET CASH USED BY FINANCING ACTIVITIES	(737,629)

NET DECREASE IN CASH	(195)

CASH AT BEGINNING OF YEAR	79,653

CASH AT END OF YEAR	$79,458

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
Cash paid for interest during the year ended December 31, 2014	$19,433

The accompanying notes are an integral part of these financial statements.

F-17

YILOLIFE CONSOLIDATED ENTITIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of YiLoLife Consolidated Entities ("Company") and consolidated entities is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles (GAAP) and have been consistently applied in the preparation of the financial statements.

Nature of Operations– The JJ Empire LLC was incorporated on February 1, 2011 in the State of New Mexico. The Company is engaged primarily in the management and consulting business as well as other businesses that are generally tied to the consulting business. The Company operates primarily in the State of Arizona.

Principles of Consolidation– The accompanying consolidated financial statements include the accounts of JJ Empire LLC and Food 2828 LLC. Ownership of each company was transferred to YiLoLife Inc. subsequent to the reporting period January 1, 2016. The future subsidiaries of YiLoLife Inc. are presented in a consolidated format (collectively, the "Company") and have been prepared in accordance with GAAP in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting – The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents – For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents.

Accounts Receivable – The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debt.

Property and Equipment – Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Leasehold improvements are amortized over the lessor of the life of the lease or service lives of the improvements using the straight-line method. Renovations and improvements that add utility or significantly extend the useful life of assets are capitalized. Repair and maintenance costs are expensed as incurred.

Long-Lived Assets–The Accounting Standards Codification 360-10-05, "Impairment or disposal of long-lived assets and for long-lived assets to be disposed of", requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

F-18

YILOLIFE CONSOLIDATED ENTITIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Compensated Absences – The Company allows full-time employees to receive compensation for vacation and sick leave. Compensated absences for vacation and sick pay have not been accrued since they cannot be carried forward from year to year, but are expensed as incurred.

Revenue Recognition – The Company provides consulting and management services. Revenue, which includes consulting, management services, and rent, is recognized when earned.

Advertising expenses – Advertising and marketing costs are expensed as incurred. Advertising expense for the year ended December 31, 2014 was $59,238.

Income Taxes – The Company is taxed as a sub chapter S corporation under the Internal Revenue Code and applicable state statues. On a sub chapter S corporation return, the income of the Company flows through to the Stockholders to be taxed at the individual level rather than the Company level. Accordingly, the Company has no tax liability at December 31, 2014.

Concentration of Risk – The Company has risk with respect to revenue, because the Company's main source of income arises from consulting and management services. In addition, the Company's income is primarily received from transactions in Arizona.

Credit Related Financial Instruments– In the ordinary course of business, the Company has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		Estimated Useful Life

Automobiles	$157,944	5 years
Buildings	366,217	39 years
Equipment	138,585	5-7 years
Furniture & fixtures	170,626	5-7 years
Land	42,365
Leasehold improvements	297,196	15 years
	1,172,933
Accumulated depreciation	(154,655)
	$1,018,278

Depreciation charged to income was $90,347 for the year ended December 31, 2014.

NOTE C – OPERATING LEASES

Office Facility – The Company currently rents one office facility with on a month to month basis. The average rent is $1,000 per month.

Total rent payments, including those for month to month rentals, amounted to $12,000 for the year ended December 31, 2014.

F-19

YILOLIFE CONSOLIDATED ENTITIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

NOTE D – NOTE DUE TO RELATED PARTY

The Company has a note from related party to finance its operations. The total agreement was $578,625 with an interest rate of 3.00% per annum. The principal balance on the note as of December 31, 2014 is $88,084 and accrued interest due is $150,662.

NOTE E – FAIR VALUE MEASUREMENTS

GAAP provide a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Assets and liabilities that are required to be recorded at fair value in the balance sheet are categorized based on the inputs to valuation techniques as follows:

Level 1. These assets and liabilities are where values are based on unadjusted quoted prices for identical assets in an active market that the Company has the ability to access.

Level 2. These are assets and liabilities where values are based on the following inputs:

•	Quoted prices for similar assets or liabilities in active markets.

•	Quoted prices for identical or similar assets or liabilities in inactive markets.

•	Inputs other than quoted prices that are observable for the asset or liability.

•	Inputs which are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of December 31, 2014 the Company had no asset or liabilities that were required to be valued using the fair value hierarchy. The carrying amounts reflected in the balance sheet for cash and cash equivalents and accounts payable and accrued expenses approximate the respective fair values due to the short maturities of those instruments.

NOTE F – INCOME TAX STATUS

The Company, with the consent of its Stockholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the Stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

The Company follows GAAP for uncertainty in income taxes, which require that tax positions initially need to be recognized in the financial statements when it is more likely-than-not that the positions will not be sustained upon examination by the tax authorities. As of December 31, 2014, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

F-20

YILOLIFE CONSOLIDATED ENTITIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

NOTE G – RELATED PARTY TRANSACTIONS

The Company enters into transactions in the normal course of business with related parties that share common ownership. During the year ended December 31, 2014 transactions from related parties totaled $5,042,669.

NOTE H – LONG-TERM DEBT

The Company has long term debts payable to various financial institutions.

Notes payable, payable at $2,145 per month, including interest at 1.00% per annum, secured by a commercial vehicle and maturing July 2019.	$94,166

Less current maturities	25,576

$68,590

Aggregate principal payments for the next five years subsequent to December 31, 2014 are as follows:

2015	$25,576
2016	25,675
2017	18,160
2018	15,634
2019	9,121
$94,166

NOTE I – SUBSEQUENT EVENTS

The Company evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through May 27, 2016, which is the date the financial statements were available to be issued.

The ownership of the entities JJ Empire LLC and Food 2828 LLC were transferred to YiLo Life Inc as of January 1, 2016. There is common ownership across all entities and results of the related entities were consolidated in the current reporting period ending December 31, 2014 for comparative reporting purposes.

F-21

SUPPLEMENTAL INFORMATION

YILOLIFE CONSOLIDATED ENTITIES

CONSOLIDATED SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Year ended December 31, 2014

Advertising	$59,238
Auto expenses	16,586
Depreciation	90,347
Insurance	43,449
Interest	19,433
Legal fees	77,840
Licenses and permits	10,020
Maintenance and repairs	4,838
Meals and entertainment	1,126
Miscellaneous	6,386
Postage and delivery fees	10,197
Professional services	1,068,473
Rent	12,000
Research and development	31,538
Salaries and wages	655,763
Supplies	331,858
Taxes – payroll	41,565
Taxes – property	11,652
Travel expenses	65,129
$2,557,438

The accompanying independent auditors' report and notes are an integral part of this schedule.

F-22

PART III - EXHIBITS

INDEX TO EXHIBITS

1.1	Form of [Placement Agent Agreement] [or other agreement pursuant to which securities are to be sold
2.1	Certificate of Incorporation of the Company [INCLUDING AMENDMENTS]
2.2	Bylaws of the Company
3.1	[Any instruments defining the rights of securityholders]
4.1	Subscription agreement [form of subscription agreement]
5.1	[Voting trust agreement]
6.1	[Material contracts]
7.1	[Any plan of acquisition, reorganization, arrangement, liquidation, or succession]
8.1	[Any escrow agreements executed in connection with the Reg A offering]
9.1	[Any letter re change in certifying accountant]
10.1	[Any power of attorney]
11.1	[Any consents of accountants, counsel, etc.]
12.1	Opinion regarding legality of the securities offered
13.1	[Any "testing the waters" materials]
14.1	Appointment of agent for service of process
15.1	[Any additional exhibits]

46

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on July 5, 2016.

YiLoLife Inc.

/s/ Carsten Loelke	July 5, 2016
Carsten Loelke
Chief Executive Officer (Principal Executive, Accounting and Financial Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carsten Loelke	July 5, 2016
Carsten Loelke
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Accounting and Financial Officer )

/s/ Elizabeth Loelke	July 5, 2016
Elizabeth Loelke Chief Information Officer and Director

47